EXECUTION COPY
                                                                  --------------





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                                   $7,000,000



                                CREDIT AGREEMENT


                                      AMONG


                         AMERICAN COUNTRY HOLDINGS INC.,

                                  as Borrower,

                            THE LENDERS NAMED HEREIN


                                       and



                       THE FIRST NATIONAL BANK OF CHICAGO,

                                    as Agent


                                   DATED AS OF


                                  July 29, 1997



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


                                TABLE OF CONTENTS


ARTICLE I

    DEFINITIONS..............................................................  1

ARTICLE II

    THE CREDITS.............................................................. 14
    2.1.       Advances...................................................... 14
    2.2.       Ratable Loans................................................. 15
    2.3.       Types of Advances............................................. 15
    2.4.       Commitment Fee; Reductions in Aggregate Commitment............ 15
    2.5.       Minimum Amount of Each Advance................................ 16
    2.6.       Optional Principal Payments................................... 16
    2.7.       Mandatory Commitment Reductions............................... 16
    2.8.       Method of Selecting Types and Interest Periods for
               New Advances.................................................. 17
    2.9.       Conversion and Continuation of Outstanding Advances........... 17
    2.10.      Interest Rate; Changes in Interest Rate, etc. ................ 18
    2.11.      Rates Applicable After Default................................ 18
    2.12.      Method of Payment............................................. 18
    2.13.      Notes; Notices................................................ 18
    2.14.      Interest Payment Dates; Interest and Fee Basis................ 19
    2.15.      Notification of Advances, Interest Rates, Prepayments
               and Commitment Reductions..................................... 19
    2.16.      Lending Installations......................................... 19
    2.17.      Non-Receipt of Funds by the Agent............................. 19
    2.18.      Taxes......................................................... 20
    2.19.      Agent's Fees.................................................. 21
    2.20.      Mandatory Prepayment in the Event of a Change in Control...... 21

ARTICLE III

    CHANGE IN CIRCUMSTANCES.................................................. 21
    3.1.       Yield Protection.............................................. 21
    3.2.       Changes in Capital Adequacy Regulations....................... 22
    3.3.       Availability of Eurodollar Advances........................... 23
    3.4.       Funding Indemnification....................................... 23
    3.5.       Lender Statements; Survival of Indemnity...................... 23

ARTICLE IV

    CONDITIONS PRECEDENT..................................................... 23
    4.1.       Initial Loans................................................. 23

    4.2.       Each Future Advance........................................... 26

ARTICLE V

    REPRESENTATIONS AND WARRANTIES........................................... 27
    5.1.       Corporate Existence and Standing.............................. 27
    5.2.       Authorization and Validity.................................... 27
    5.3.       Compliance with Laws and Contracts............................ 27
    5.4.       Governmental Consents......................................... 28
    5.5.       Financial Statements.......................................... 28
    5.6.       Material Adverse Change....................................... 29
    5.7.       Taxes......................................................... 29
    5.8.       Litigation.................................................... 29
    5.9.       Capitalization................................................ 29
    5.10.      ERISA......................................................... 30
    5.11.      Defaults...................................................... 30
    5.12.      Federal Reserve Regulations................................... 30
    5.13.      Investment Company............................................ 31
    5.14.      Certain Fees.................................................. 31
    5.15.      Solvency...................................................... 31
    5.16.      Ownership of Properties....................................... 31
    5.17.      Indebtedness.................................................. 31
    5.18.      Employee Controversies........................................ 32
    5.19.      Material Agreements........................................... 32
    5.20.      Acquisition Documents......................................... 32
    5.21.      Environmental Laws............................................ 32
    5.22.      Insurance..................................................... 33
    5.23.      Insurance Licenses............................................ 33
    5.24.      Reinsurance................................................... 33
    5.25.      Reserves...................................................... 33
    5.26.      Disclosure.................................................... 34

ARTICLE VI

    COVENANTS................................................................ 34
    6.1.       Financial Reporting........................................... 34
    6.2.       Use of Proceeds............................................... 37
    6.3.       Notice of Default............................................. 37
    6.4.       Conduct of Business........................................... 37
    6.5.       Taxes......................................................... 38
    6.6.       Insurance..................................................... 38
    6.7.       Compliance with Laws.......................................... 38
    6.8.       Maintenance of Properties..................................... 38

    6.9.       Inspection.................................................... 38
    6.10.      Dividends..................................................... 38
    6.11.      Indebtedness.................................................. 39
    6.12.      Merger........................................................ 39
    6.13.      Sale of Assets................................................ 39
    6.14.      Sale of Accounts.............................................. 40
    6.15.      Sale and Leaseback............................................ 40
    6.16.      Investments and Purchases..................................... 40
    6.17.      Contingent Obligations........................................ 41
    6.18.      Liens......................................................... 41
    6.19.      Capital Expenditures.......................................... 42
    6.20.      Lease Rentals................................................. 42
    6.21.      Affiliates.................................................... 42
    6.22.      Amendments to Agreements...................................... 42
    6.23.      Other Indebtedness............................................ 42
    6.24.      Environmental Matters......................................... 42
    6.25.      Change in Corporate Structure; Fiscal Year.................... 42
    6.26.      Inconsistent Agreements....................................... 43
    6.27.      Financial Covenants........................................... 43
               6.27.1. Minimum Shareholders' Equity.......................... 43
               6.27.2.  Cash Flow Coverage Ratio............................. 43
               6.27.3.  Debt to Capitalization Ratio......................... 43
               6.27.4.  Operating Leverage Ratio............................. 43
               6.27.5.  ACF Net Worth........................................ 43
    6.28.      Tax Consolidation............................................. 43
    6.29.      ERISA Compliance.............................................. 44
    6.30.      Reinsurance................................................... 44

ARTICLE VII

    DEFAULTS................................................................. 44

ARTICLE VIII

    ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES........................... 47
    8.1.       Acceleration.................................................. 47
    8.2.       Amendments.................................................... 47
    8.3.       Preservation of Rights........................................ 48

ARTICLE IX

    GENERAL PROVISIONS....................................................... 48
    9.1.       Survival of Representations................................... 48

    9.2.       Governmental Regulation....................................... 48
    9.3.       Taxes......................................................... 48
    9.4.       Headings...................................................... 48
    9.5.       Entire Agreement.............................................. 48
    9.6.       Several Obligations; Benefits of this Agreement............... 48
    9.7.       Expenses; Indemnification..................................... 49
    9.8.       Numbers of Documents.......................................... 49
    9.9.       Accounting.................................................... 49
    9.10.      Severability of Provisions.................................... 49
    9.11.      Nonliability of Lenders....................................... 49
    9.12.      CHOICE OF LAW................................................. 50
    9.13.      CONSENT TO JURISDICTION....................................... 50
    9.14.      WAIVER OF JURY TRIAL.......................................... 50
    9.15.      Disclosure.................................................... 51
    9.16.      Counterparts.................................................. 51

ARTICLE X

    THE AGENT................................................................ 51
    10.1.      Appointment................................................... 51
    10.2.      Powers........................................................ 51
    10.3.      General Immunity.............................................. 51
    10.4.      No Responsibility for Loans, Recitals, etc.................... 51
    10.5.      Action on Instructions of Lenders............................. 52
    10.6.      Employment of Agents and Counsel.............................. 52
    10.7.      Reliance on Documents; Counsel................................ 52
    10.8.      Agent's Reimbursement and Indemnification..................... 52
    10.9.      Notice of Default............................................. 53
    10.10.     Rights as a Lender............................................ 53
    10.11.     Lender Credit Decision........................................ 53
    10.12.     Successor Agent............................................... 53

ARTICLE XI

    SETOFF; RATABLE PAYMENTS................................................. 54
    11.1.      Setoff........................................................ 54
    11.2.      Ratable Payments.............................................. 54

ARTICLE XII

    BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS........................ 54
    12.1.      Successors and Assigns........................................ 54
    12.2.      Participations................................................ 55

               12.2.1.  Permitted Participants; Effect. ..................... 55
               12.2.2.  Voting Rights........................................ 55
               12.2.3.  Benefit of Setoff.................................... 55
    12.3.      Assignments................................................... 55
               12.3.1.  Permitted Assignments................................ 55
               12.3.2.  Effect; Effective Date............................... 56
    12.4.      Dissemination of Information.................................. 56
    12.5.      Confidentiality............................................... 56
    12.6.      Tax Treatment................................................. 57

ARTICLE XIII

    NOTICES.................................................................. 57
    13.1.      Giving Notice................................................. 57
    13.2.      Change of Address............................................. 57

                                    EXHIBITS
                                    --------

Exhibit A (Article 1)                       Note
Exhibit B (Section 6.1(h))                  Compliance Certificate
Exhibit C (Section 12.3.1)                  Assignment Agreement



                                    SCHEDULES
                                    ---------

Schedule 5.3        -      Approvals and Consents
Schedule 5.4        -      Governmental Consents
Schedule 5.5        -      Borrower Consolidated Pro Forma
Schedule 5.8        -      Litigation
Schedule 5.9        -      Capitalization
Schedule 5.10       -      ERISA
Schedule 5.14       -      Brokers' Fees
Schedule 5.16       -      Owned and Leased Properties
Schedule 5.17       -      Indebtedness
Schedule 5.21       -      Environmental
Schedule 5.23       -      Insurance Licenses
Schedule 5.24       -      Reinsurance Agreements
Schedule 5.25       -      Reserves
Schedule 6.16       -      Investments
Schedule 6.18       -      Liens

                                CREDIT AGREEMENT


     This Credit Agreement, dated as of July 29, 1997, is among AMERICAN COUNTRY HOLDINGS INC., a Delaware corporation, the Lenders and THE FIRST NATIONAL BANK OF CHICAGO, individually and as Agent.


                                R E C I T A L S:
                                - - - - - - - -

     A. The Borrower has requested the Lenders to make financial accommodations to it in the aggregate principal amount of $7,000,000, the proceeds of which the Borrower will use (a) in part to finance the cash payment to be made pursuant to the Purchase Agreement, and (b) for the general corporate needs of the Borrower and its subsidiaries; and

     B. The Lenders are willing to extend such financial accommodations on the terms and conditions set forth herein.

     NOW, THEREFORE, in consideration of the mutual covenants and undertakings herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrower, the Lenders and the Agent hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS
                                   -----------

     As used in this Agreement:

     "ACF" means American Country Financial Services Corp., an Illinois corporation (formerly, New American Country Financial Services Corp.).

     "ACI" means American Country Insurance Company, an Illinois insurance company (formerly, New American Country Insurance Company).

     "Acquisition" means (a) the acquisition by ACI of substantially all of the assets of Old ACI, and (b) the acquisition by ACF of substantially all of the assets of Old ACF, in each case pursuant to the Purchase Agreement.

     "Acquisition Documents" means the Purchase Agreement and the other documents, certificates and agreements delivered in connection with the Acquisition.

     "Advance" means a borrowing pursuant to Section 2.1 consisting of the aggregate amount of the several Loans made on the same Borrowing Date by the Lenders to the Borrower of the same Type and, in the case of Eurodollar Advances, for the same Interest Period.

     "Affiliate" of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.

     "Agent" means First Chicago in its capacity as agent for the Lenders pursuant to Article X, and not in its individual capacity as a Lender, and any successor Agent appointed pursuant to Article X.

     "Aggregate Commitment" means the aggregate of the Commitments of all the Lenders hereunder. The initial Aggregate Commitment is $7,000,000.

     "Agreement" means this Credit Agreement, as it may be amended, modified or restated and in effect from time to time.

     "Agreement Accounting Principles" means generally accepted accounting principles as in effect from time to time, applied in a manner consistent with those used in preparing the Financial Statements referred to in Section 5.5(a)(i) through (iv); provided, however, that for purposes of all computations required to be made with respect to compliance by the Borrower with Section 6.27, such term shall mean generally accepted accounting principles as in effect on the date hereof, applied in a manner consistent with those used in preparing the Financial Statements referred to in Section 5.5(a)(i) through (iv).

     "Annual Statement" means the annual statutory financial statement of any Insurance Subsidiary required to be filed with the insurance commissioner (or similar authority) of its jurisdiction of incorporation, which statement shall be in the form required by such Insurance Subsidiary's jurisdiction of incorporation or, if no specific form is so required, in the form of financial statements permitted by such insurance commissioner (or such similar authority) to be used for filing annual statutory financial statements and shall contain the type of information permitted by such insurance commissioner (or such similar authority) to be disclosed therein, together with all exhibits or schedules filed therewith.

     "Article" means an article of this Agreement unless another document is specifically referenced.

     "Asset Disposition" means any sale, transfer or other disposition of any asset of the Borrower or any Subsidiary in a single transaction or in a series of related transactions (other than the sale of Investments in the ordinary course of business by Insurance Subsidiaries).

     "Authorized Officer" means any of the president or secretary of the Borrower or, while he shall remain a director of the Borrower, Herbert M. Gardner, acting singly.

     "Bankruptcy Code" means Title 11, United States Code, sections 1 et seq., as the same may be amended from time to time, and any successor thereto or replacement therefor which may be hereafter enacted.

     "Borrower" means American Country Holdings Inc., a Delaware corporation, and its successors and assigns.

     "Borrowing Date" means a date on which an Advance is made hereunder.

     "Borrowing Notice" is defined in Section 2.8.

     "Business Day" means (a) with respect to any borrowing, payment or rate selection of Eurodollar Advances, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago for the conduct of substantially all of their commercial lending activities and on which dealings in United States dollars are carried on in the London interbank market, and (b) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago for the conduct of substantially all of their commercial lending activities.

     "Capital Expenditures" means, without duplication, any expenditures for any purchase or other acquisition for value of any asset that is classified on a consolidated balance sheet of the Borrower with the Subsidiaries prepared in accordance with Agreement Accounting Principles as a fixed or capital asset excluding (a) expenditures of insurance proceeds to rebuild or replace any asset after a casualty loss, and (b) leasehold improvement expenditures for which the Borrower or a Subsidiary is reimbursed promptly by the lessor.

     "Capitalized Lease" of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

     "Capitalized Lease Obligations" of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

     "Cash Equivalents" means Investments maturing within one year from the date of investment in (a) certificates of deposit, Eurodollar time deposits, other interest-bearing deposits or accounts and repurchase agreements with high quality United States commercial banks having a combined capital and surplus of at least $500,000,000, (b) certificates of deposit, other interest-bearing accounts or deposits and demand deposits with other United States commercial banks, which deposits and accounts are in amounts fully insured by the Federal Deposit Insurance Corporation, (c) obligations issued or unconditionally guaranteed by the United States government or issued by an agency thereof, (d) direct obligations issued by any state of the United States or any political subdivision thereof which have the highest short-term rating obtainable from Standard & Poor's Rating Group or Moody's Investors Services, Inc. on the date of determination, (e) commercial paper rated A-1 or better by Standard & Poor's Ratings Group or P-1 or better by Moody's Investors Services, Inc. or (f) money market mutual funds investing in Investments of the types described in clause
(a) through (e).

     "Cash Flow Coverage Ratio" means for any applicable computation period the ratio of (a) the sum of (i) the greater of (A) the aggregate Statutory Net Income of the Insurance Subsidiaries

(without double counting) for the period of four Fiscal Quarters ending on the date of determination and (B) 10% of the aggregate Statutory Capital and Surplus of the Insurance Subsidiaries (without double counting) as of the date of determination, if such date is the last day of a Fiscal Year, or as of the last day of the immediately preceding Fiscal Year, if otherwise, and (ii) the Net Income of ACF for the period of four Fiscal Quarters ending on the date of determination, to (b) the sum of (i) the cash interest paid by the Borrower and its Subsidiaries on a consolidated basis in respect of aggregate Indebtedness for the period of four Fiscal Quarters ending on the date of determination, and
(ii) the aggregate principal payments due and mandatory commitment reductions required in respect of all Indebtedness of the Borrower and its Subsidiaries, on a consolidated basis, for the period of four Fiscal Quarters immediately following the date of determination. For the purpose of calculating the Cash Flow Coverage Ratio, Net Income and Statutory Net Income shall be adjusted by deducting therefrom any amount which may not be paid by dividend or otherwise advanced to the Borrower.

     "Change" is defined in Section 3.2.

     "Change in Control" means (a) Wilmer J. Thomas, Jr., Martin L. Solomon and Frontier Insurance Group, Inc. shall collectively cease to own beneficially and of record, free and clear of all Liens, other encumbrances, or voting agreements, restrictions or trusts of any kind at least 51% of the outstanding shares of voting capital stock of the Borrower on a fully diluted basis, (b) either Martin L. Solomon or Frontier Insurance Group, Inc. shall cease to own beneficially and of record, free and clear of all Liens, other encumbrances, or voting agreements, restrictions or trusts of any kind at least 15% of the outstanding shares of voting capital stock of the Borrower on a fully diluted basis, (c) any other Person or group of related Persons for purposes of Section 13(d) of the Securities Exchange Act of 1934 shall own or control the voting of 20% or more of the outstanding shares of voting stock of the Borrower, (d) during any period of 25 consecutive calendar months, commencing on the date of this Agreement, the ceasing of those individuals (the "Continuing Directors") who (i) were directors of the Borrower on the first day of each such period or
(ii) subsequently became directors of the Borrower and whose initial election or initial nomination for election subsequent to that date was approved by a majority of the Continuing Directors then on the board of directors of the Borrower, to constitute a majority of the board of directors of the Borrower or
(e) the Borrower shall cease to own beneficially and of record, free and clear of all Liens, other encumbrances or voting agreements, restrictions or trusts of any kind 100% of the outstanding shares of capital stock of either ACF or ACI; provided, that any voting capital stock transferred by either of Wilmer J. Thomas, Jr. or Martin L. Solomon to a spouse, the direct descendants of such Person, an entity controlled by such Person and/or a trust for the benefit of any of the foregoing shall be deemed to be held by such Person for the purposes of this definition.

     "Closing Transactions" is defined in Section 4.1(d).

     "Code" means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

     "Commitment" means, for each Lender, the obligation of such Lender to make Loans not exceeding the amount set forth opposite its signature below and as set forth in any Notice of

Assignment relating to any assignment which has become effective pursuant to
Section 12.3.2, as such amount may be modified from time to time pursuant to the terms hereof.

     "Condemnation" is defined in Section 7.8.

     "Consolidated" or "consolidated", when used in connection with any calculation, means a calculation to be determined on a consolidated basis for the Borrower and its Subsidiaries in accordance with Agreement Accounting Principles.

     "Consolidated Person" means, for the taxable year of reference, each Person which is a member of the affiliated group of the Borrower if Consolidated returns are or shall be filed for such affiliated group for federal income tax purposes or any combined or unitary group of which the Borrower is a member for state income tax purposes.

     "Contingent Obligation" of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, but excluding Contingent Obligations in respect of insurance policies issued and reinsurance assumed in the ordinary course of business.

     "Controlled Group" means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.

     "Conversion/Continuation Notice" is defined in Section 2.9.

     "Corporate Base Rate" means a rate per annum equal to the corporate base rate of interest announced by First Chicago from time to time, changing when and as said corporate base rate changes. The Corporate Base Rate is a reference rate and does not necessarily represent the lowest or best rate of interest actually charged to any customer. First Chicago may make commercial loans or other loans at rates of interest at, above or below the Corporate Base Rate.

     "Debt to Capitalization Ratio" means, at any time, the ratio of (a) the consolidated Indebtedness of the Borrower and its Subsidiaries at such time to
(b) the sum of the consolidated Indebtedness of the Borrower and its Subsidiaries plus the Borrower's Shareholders' Equity at such time.

     "Default" means an event described in Article VII.

     "Environmental Laws" is defined in Section 5.21.

     "Environmental Permits" is defined in Section 5.21.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

     "Eurodollar Advance" means an Advance which bears interest at the Eurodollar Rate.

     "Eurodollar Base Rate" means, with respect to a Eurodollar Advance for the relevant Interest Period, the rate determined by the Agent to be the rate at which deposits in U.S. dollars are offered by First Chicago to first-class banks in the London interbank market at approximately 11 a.m. (London time) two Business Days prior to the first day of such Interest Period, in the approximate amount of First Chicago's relevant Eurodollar Advance and having a maturity approximately equal to such Interest Period.

     "Eurodollar Rate" means, with respect to a Eurodollar Advance for the relevant Interest Period, the sum of (a) the quotient of (i) the Eurodollar Base Rate applicable to such Interest Period, divided by (ii) one minus the Reserve Requirement (expressed as a decimal) applicable to such Interest Period, plus
(b) 1.75 percent per annum. The Eurodollar Rate shall be rounded to the next higher multiple of 1/16 of 1% if the rate is not such a multiple.

     "Existing Reinsurance Agreements" is defined in Section 5.24.

     "Facility Termination Date" means July 29, 2002.

     "Federal Funds Effective Rate" means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10 a.m. (Chicago time) on such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by the Agent in its sole discretion.

     "Fee Agreements" means, collectively, those two Agreements dated as of April 30, 1997 among the Borrower, Frontier Insurance Group, Inc., William J. Barrett, Herbert M. Gardner, Martin L. Solomon and Wilmer J. Thomas, Jr. relating to the payment of certain fees, each as amended, supplemented or modified in accordance with the terms of this Agreement.

     "Financial Statements" is defined in Section 5.5.

     "First Chicago" means The First National Bank of Chicago in its individual capacity, and its successors.

     "Fiscal Quarter" means one of the four three-month accounting periods comprising a Fiscal Year.

     "Fiscal Year" means the twelve-month accounting period ending December 31 of each year.

     "Floating Rate" means, for any day, a rate of interest per annum equal to the higher of (a) the Corporate Base Rate for such day, changing when and as the Corporate Base Rate changes, and (b) the sum of the Federal Funds Effective Rate for such day plus 1/2% per annum.

     "Floating Rate Advance" means an Advance which bears interest at the Floating Rate.

     "Governmental Authority" means any government (foreign or domestic) or any state or other political subdivision thereof or any governmental body, agency, authority, department or commission (including without limitation any board of insurance, insurance department or insurance commission and any taxing authority or political subdivision) or any instrumentality or officer thereof (including without limitation any court or tribunal) exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any corporation, partnership or other entity directly or indirectly owned or controlled by or subject to the control of any of the foregoing.

     "Hazardous Materials" is defined in Section 5.21.

     "Indebtedness" of a Person means such Person's (a) obligations for borrowed money, (b) obligations representing the deferred purchase price of Property or services (other than accounts payable arising in the ordinary course of such Person's business payable on terms customary in the trade), (c) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from Property now or hereafter owned or acquired by such Person, (d) obligations which are evidenced by notes, acceptances, or similar instruments,
(e) Capitalized Lease Obligations, (f) Rate Hedging Obligations, (g) Contingent Obligations, (h) obligations for which such Person is obligated pursuant to or in respect of a Letter of Credit and (i) repurchase obligations or liabilities of such Person with respect to accounts or notes receivable sold by such Person.

     "Insurance Subsidiary" means any Subsidiary which is engaged in the business of providing insurance.

     "Interest Period" means, with respect to a Eurodollar Advance, a period of one, two, three or six months commencing on a Business Day selected by the Borrower pursuant to this Agreement. Such Interest Period shall end on (but exclude) the day which corresponds numerically to such date one, two, three or six months thereafter; provided, however, that if there is no such numerically corresponding day in such next, second, third or sixth succeeding month, such Interest Period shall end on the last Business Day of such next, second, third or sixth succeeding month. If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day; provided, however, that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day.

     "Investment" of a Person means any loan, advance (other than commission, travel and similar advances to officers and employees made in the ordinary course of business), extension of credit (other than accounts or notes receivable arising in the ordinary course of business on terms customary in the trade), deposit account or contribution of capital by such Person to any other Person or any investment in, or purchase or other acquisition of, the stock, partnership interests, notes, debentures or other securities of any other Person made by such Person.

     "Investment Agreement" means that certain Investment Agreement dated as of April 30, 1997 among the Borrower, Frontier Insurance Group, Inc., Martin L. Solomon and Wilmer J. Thomas, Jr., as amended, supplemented or modified from time to time.

     "Lenders" means the lending institutions listed on the signature pages of this Agreement and their respective successors and assigns.

     "Lending Installation" means, with respect to a Lender or the Agent, any office, branch, subsidiary or affiliate of such Lender or the Agent.

     "Letter of Credit" of a Person means a letter of credit or similar instrument which is issued upon the application of such Person or upon which such Person is an account party or for which such Person is in any way liable.

     "License" means any license, certificate of authority, permit or other authorization which is required to be obtained from any Governmental Authority in connection with the operation, ownership or transaction of insurance business.

     "Lien" means any security interest, lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

     "Loan" means, with respect to a Lender, such Lender's portion of any Advance and "Loans" means, with respect to the Lenders, the aggregate of all Advances.

     "Loan Documents" means this Agreement, the Notes and the other documents and agreements contemplated hereby and executed by the Borrower in favor of the Agent or any Lender.

     "Margin Stock" has the meaning assigned to that term under Regulation U.

     "Material Adverse Effect" means a material adverse effect on (a) the business, Property, financial condition, operations, or prospects of the Borrower or the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Borrower to perform its obligations under the Loan Documents, or (c) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Agent or the Lenders thereunder.

     "Multiemployer Plan" means a multiemployer plan as defined in Section 4001(a)(3) or 3(37) of ERISA as to which the Borrower or any member of the Controlled Group has, or within the past five years had, an obligation to contribute.

     "NAIC" means the National Association of Insurance Commissioners or any successor thereto, or in lieu thereof, any other association, agency or other organization performing advisory, coordination or other like functions among insurance departments, insurance commissioners and similar Governmental Authorities of the various states of the United States toward the promotion of uniformity in the practices of such Governmental Authorities.

     "Net Available Proceeds" means, with respect to any sale or issuance of any equity securities of the Borrower or any Subsidiary, cash or readily marketable cash equivalents received therefrom, whether at the time of such disposition or subsequent thereto, net of all legal, title and recording tax expenses, commissions and other fees and all costs and expenses incurred.

     "Net Income" means, for any computation period, with respect to any Person on a consolidated basis with its Subsidiaries, cumulative net income earned during such period as determined in accordance with Agreement Accounting Principles.

     "Net Written Premiums" means, with respect to any Insurance Subsidiary at any time, the net written premiums of such Insurance Subsidiary at such time, as determined in accordance with SAP ("Underwriting and Investment Exhibit", Part 2B, "Premiums Written" statement, Page 9, Line 32 of the Annual Statement).

     "Non-Excluded Taxes" is defined in Section 2.18(a).

     "Note" means a promissory note in substantially the form of Exhibit A hereto, with appropriate insertions, duly executed and delivered to the Agent by the Borrower and payable to the order of a Lender in the amount of its Commitment, including any amendment, modification, renewal or replacement of such promissory note.

     "Notice of Assignment" is defined in Section 12.3.2.

     "Obligations" means all unpaid principal of and accrued and unpaid interest on the Notes, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Borrower to the Lenders or to any Lender, the Agent or any indemnified party hereunder arising under any of the Loan Documents and any Rate Hedging Obligations or foreign exchange contracts of the Borrower owing to the Agent or any Lender.

     "Old ACF" means American Country Financial Services Corp., a Subsidiary of Old Parent and the transferor of certain assets to ACF.

     "Old ACI" means American Country Insurance Company, a Subsidiary of Old Parent and the transferor of certain assets to ACI.

     "Old Parent" means American Country Holding Corp., a Delaware corporation.

     "Operating Leverage Ratio" means, in respect of any Insurance Subsidiary for any applicable computation period, the ratio of such Insurance Subsidiary's
(a) Net Written Premiums to (b) Statutory Capital and Surplus.

     "Participants" is defined in Section 12.2.1.

     "Payment Date" means the last day of each March, June, September and December.

     "PBGC" means the Pension Benefit Guaranty Corporation or any successor thereto.

     "Person" means any natural person, corporation, firm, joint venture, partnership, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

     "Plan" means an employee pension benefit plan, as defined in Section 3(2) of ERISA, which currently is or within the past five years has been sponsored, maintained or contributed to by the Borrower or any member of the Controlled Group.

     "Property" of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

     "Pro Forma" is defined in Section 5.5.

     "pro-rata" means, when used with respect to a Lender, and any described aggregate or total amount, an amount equal to such Lender's pro-rata share or portion based on its percentage of the Aggregate Commitment or if the Aggregate Commitment has been terminated, its percentage of the aggregate principal amount of outstanding Advances.

     "Purchase" means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Borrower or any of its Subsidiaries (a) acquires any going business or all or substantially all of the assets of any firm, corporation or division or line of business thereof, whether through purchase of assets, merger or otherwise, or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding partnership interests of a partnership or membership interests of a limited liability company.

     "Purchase Agreement" means that certain Asset Purchase Agreement dated as of April 30, 1997 among Old ACI, Old ACF, Old Parent, the Borrower, ACI, ACF and the individuals named therein, as amended, supplemented or modified from time to time.

     "Purchasers" is defined in Section 12.3.1.

     "Quarterly Statement" means the quarterly statutory financial statement of any Insurance Subsidiary required to be filed with the insurance commissioner (or similar authority) of its jurisdiction of incorporation or, if no specific form is so required, in the form of financial statements permitted by such insurance commissioner (or such similar authority) to be used for filing quarterly statutory financial statements and shall contain the type of financial information permitted by such insurance commissioner (or such similar authority) to be disclosed therein, together with all exhibits or schedules filed therewith.

     "Rate Hedging Obligations" of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all agreements, devices or arrangements designed to protect at least one of the parties thereto from the fluctuations of interest rates, exchange rates or forward rates applicable to such party's assets, liabilities or exchange transactions, including, but not limited to, dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants, and (b) any and all cancellations, buybacks, reversals, terminations or assignments of any of the foregoing.

     "Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to depositary institutions.

     "Regulation G" means Regulation G of the Board of Governors of the Federal Reserve System as from time to time in effect and shall include any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by Persons other than banks, brokers and dealers for the purpose of purchasing or carrying margin stocks applicable to such Persons.

     "Regulation T" means Regulation T of the Board of Governors of the Federal Reserve System as from time to time in effect and shall include any successor or other regulation or official interpretation of such Board of Governors relating to the extension of credit by securities brokers and dealers for the purpose of purchasing or carrying margin stocks applicable to such Persons.

     "Regulation U" means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to such Persons.

     "Regulation X" means Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and shall include any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by the specified lenders for the purpose of purchasing or carrying margin stocks applicable to such Persons.

     "Release" is defined in the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. 39601 et seq.

     "Rentals" of a Person means the aggregate fixed amounts payable by such Person under any lease of Property, including without limitation Capitalized Leases having an original term (including any required renewals or any renewals at the option of the lessor or lessee) of one year or more.

     "Reportable Event" means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC has by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event; provided, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.

     "Required Lenders" means Lenders in the aggregate having at least 66-2/3% of the Aggregate Commitment or, if the Aggregate Commitment has been terminated, Lenders in the aggregate holding at least 66-2/3% of the aggregate unpaid principal amount of the outstanding Loans.

     "Reserve Requirement" means, with respect to an Interest Period, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D on Eurocurrency liabilities.

     "Risk-Based Capital Guidelines" is defined in Section 3.2.

     "SAP" means, with respect to any Insurance Subsidiary, the statutory accounting practices prescribed or permitted by the insurance commissioner (or other similar authority) in the jurisdiction of such Person for the preparation of annual statements and other financial reports by insurance companies of the same type as such Person in effect from time to time, applied in a manner consistent with those used in preparing the financial statements referred to in
Section 5.5(a)(v) and (vi); provided, that with respect to the financial covenants contained in Section 6.27 hereof, and the related definitions, "SAP" means such statutory accounting practices in effect on the date hereof, applied in a manner consistent with those used in preparing the financial statements referred to in Section 5.5(a)(v) and (vi).

     "Section" means a numbered section of this Agreement, unless another document is specifically referenced.

     "Shareholders' Equity" means aggregate shareholders' equity of the Borrower determined in accordance with Agreement Accounting Principles.

     "Single Employer Plan" means a Plan subject to Title IV of ERISA maintained by the Borrower or any member of the Controlled Group for employees of the Borrower or any member of the Controlled Group, other than a Multiemployer Plan.

     "Solvent" means, when used with respect to a Person, that (a) the fair saleable value of the assets of such Person is in excess of the total amount of the present value of its liabilities (including for purposes of this definition all liabilities (including loss reserves as determined by such Person), whether or not reflected on a balance sheet prepared in accordance with Agreement Accounting Principles and whether direct or indirect, fixed or contingent, secured or unsecured, disputed or undisputed), (b) such Person is able to pay its debts or obligations in the ordinary course as they mature and (c) such Person does not have unreasonably small capital to carry out its business as conducted and as proposed to be conducted. "Solvency" shall have a correlative meaning.

     "Statutory Capital and Surplus" means, with respect to any Insurance Subsidiary at any time, the statutory capital and surplus of such Insurance Subsidiary at such time, as determined in accordance with SAP ("Liabilities, Surplus and Other Funds" Statement, Page 3, Line 25 of the Annual Statement).

     "Statutory Net Income" means, with respect to any Insurance Subsidiary for any computation period, the net income earned by such Insurance Subsidiary during such period, as determined in accordance with SAP ("Underwriting and Investment" Exhibit, "Income" Statement, Page 4, Line 16 of the Annual Statement).

     "Subsidiary" of a Person means (a) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or
(b) any partnership, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a "Subsidiary" shall mean a Subsidiary of the Borrower.

     "Substantial Portion" means, with respect to the Property of the Borrower and its Subsidiaries, Property which (a) represents more than 10% of the consolidated assets of the Borrower and its Subsidiaries, as would be shown in the consolidated financial statements of the Borrower and its Subsidiaries as at the end of the Fiscal Quarter next preceding the date on which such determination is made, or (b) is responsible for more than 10% of the consolidated net revenues or of the consolidated Net Income of the Borrower and its Subsidiaries for the 12-month period ending as of the end of the Fiscal Quarter next preceding the date of determination.

     "Tax Sharing Agreement" means the Federal Income Tax Allocation Agreement dated as of July 29, 1997 between the Borrower and ACI and ACF, as amended, supplemented or modified in accordance with this Agreement.

     "Termination Event" means, with respect to a Single Employer Plan, (a) a Reportable Event, (b) the withdrawal of the Borrower or any other member of the Controlled Group from such Plan during a plan year in which the Borrower or any other member of the Controlled Group was a "substantial employer" as defined in
Section 4001(a)(2) of ERISA or was deemed such under Section 4068(f) of ERISA,
(c) the termination of such Plan, the filing of a notice of intent to terminate such Plan or the treatment of an amendment of such Plan as a termination under
Section 4041 of ERISA,

(d) the institution by the PBGC of proceedings to terminate such Plan or (e) any event or condition which could reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or appointment of a trustee to administer, such Plan.

     "Transaction Documents" means the Loan Documents, the Acquisition Documents, the Investment Agreement and the Fee Agreements.

     "Transferee" is defined in Section 12.4.

     "Type" means, with respect to any Advance, its nature as a Floating Rate Advance or Eurodollar Advance.

     "UCC" means the Illinois Uniform Commercial Code as amended or modified and in effect from time to time.

     "Unfunded Liability" means the amount (if any) by which the present value of all vested and unvested accrued benefits under a Single Employer Plan exceeds the fair market value of assets allocable to such benefits, all determined as of the then most recent valuation date for such Plans using PBGC actuarial assumptions for single employer plan terminations.

     "Unmatured Default" means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.

     "Wholly-Owned Subsidiary" of a Person means (a) any Subsidiary, all of the outstanding voting securities of which shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person, or (b) any partnership, association, joint venture or similar business organization, 100% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.

     The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms. References herein to particular columns, lines or sections of any Person's Annual Statement shall be deemed, where appropriate, to be references to the corresponding column, line or section of such Person's Quarterly Statement, or if no such corresponding column, line or section exists or if any report form changes, then to the corresponding item referenced thereby. Each accounting term used herein which is not otherwise defined herein shall be defined in accordance with Agreement Accounting Principles unless otherwise specified.


                                   ARTICLE II

                                   THE CREDITS
                                   -----------

     2.1. Advances. (a) From and including the date hereof to but excluding the Facility Termination Date, each Lender severally (and not jointly) agrees, on the terms and conditions set forth in this Agreement, to make Advances to the Borrower from time to time in amounts not to exceed in the aggregate at any one time outstanding the amount of its pro-rata share of the Aggregate Commitment existing at such time. Subject to the terms of this Agreement, the Borrower may borrow, repay and reborrow Advances at any time prior to the Facility Termination Date.

          (b) The Borrower hereby agrees that if at any time, as a result of reductions in the Aggregate Commitment pursuant to Section 2.7 or otherwise, the aggregate balance of the Loans exceeds the Aggregate Commitment, the Borrower shall repay immediately its then outstanding Loans in such amount as may be necessary to eliminate such excess.

          (c) The Borrower's obligation to pay the principal of, and interest on, the Loans shall be evidenced by the Notes. Although the Notes shall be dated the date of the initial Advance, interest in respect thereof shall be payable only for the periods during which the Loans evidenced thereby are outstanding and, although the stated amount of each Note shall be equal to the applicable Lender's Commitment, each Note shall be enforceable, with respect to the Borrower's obligation to pay the principal amount thereof, only to the extent of the unpaid principal amount of the Loan at the time evidenced thereby.

          (d) All Advances and all Loans shall mature, and the principal amount thereof and the unpaid accrued interest thereon shall be due and payable, on the Facility Termination Date.

     2.2. Ratable Loans. Each Advance hereunder shall consist of Loans made from the several Lenders ratably in proportion to the ratio that their respective Commitments bear to the Aggregate Commitment.

     2.3. Types of Advances. The Advances may be Floating Rate Advances or Eurodollar Advances, or a combination thereof, selected by the Borrower in accordance with Sections 2.8 and 2.9.

     2.4. Commitment Fee; Reductions in Aggregate Commitment. (a) The Borrower agrees to pay to the Agent for the account of each Lender a commitment fee of
 .3875 percent per annum on the average daily unborrowed portion of such Lender's Commitment from the date hereof to and including the Facility Termination Date, payable in arrears on each Payment Date hereafter and on the Facility
Termination Date. All accrued commitment fees shall be payable on the effective date of any termination of the obligations of the Lenders to make Loans hereunder.

          (b) The Borrower may permanently reduce the Aggregate Commitment in whole, or in part ratably among the Lenders in a minimum aggregate amount of $500,000 or any integral multiple of $100,000 in excess thereof, upon at least three (3) Business Days' prior written notice to the Agent, which notice shall specify the amount of any such reduction; provided, however, that the amount of the Aggregate Commitment may not be reduced below the aggregate principal amount of the outstanding Advances. Such reductions shall be in addition to reductions occurring pursuant to Section 2.7.

     2.5. Minimum Amount of Each Advance. Each Advance shall be in the minimum amount of $250,000 (and in multiples of $100,000 if in excess thereof); provided, however, that (a) any Floating Rate Advance may be in the amount of the unused Aggregate Commitment and (b) in no event shall more than four (4) Eurodollar Advances be permitted to be outstanding at any time.

     2.6. Optional Principal Payments. The Borrower may from time to time pay, without penalty or premium, all outstanding Floating Rate Advances, or, in a minimum aggregate amount of $500,000 or any integral multiple of $500,000 in excess thereof, any portion of the outstanding Floating Rate Advances upon notice to the Agent by not later than 12:00 noon (Chicago time) on the day of such payment. Subject to Section 3.4 and upon at least two Business Days' prior notice to the Agent, a Eurodollar Advance may be paid prior to the last day of the applicable Interest Period in a minimum amount of $500,000 or an integral multiple of $500,000 in excess thereof.

     2.7. Mandatory Commitment Reductions. (a) The Aggregate Commitment shall be automatically and permanently reduced by the following amounts on the following dates:

          Date                 Reduction Amount

          July 29, 2000        $2,333,333
          July 29, 2001        $2,333,333
          July 29, 2002        $2,333,334        or such other amount as
                                                 shall then be outstanding

          (b) The Aggregate Commitment shall also be automatically and permanently reduced, concurrently with the receipt thereof by the Borrower or any Subsidiary, by an amount equal to one-third of the Net Available Proceeds realized upon the sale by the Borrower or such Subsidiary of any equity securities, including without limitation, proceeds realized upon the exercise of any options, warrants or similar instruments for the purchase of such equity securities. Contemporaneously with any automatic reductions in the Aggregate Commitment pursuant to this Section 2.7(b), the Borrower shall prepay the Loans in any amount equal to the lesser of (i) the outstanding principal amount of Loans and (ii) the amount of such reduction; provided, that no such prepayment shall be required if, at such time, the Borrower could satisfy the conditions set forth in Section 4.2(a) and (b) for the reborrowing thereof. The preceding sentence shall not affect the obligations of the Borrower under Section 2.1(b).

          (c) Mandatory commitment reductions under this Section 2.7 shall be cumulative and in addition to reductions occurring pursuant to Section 2.4(b). Any mandatory commitment reduction under Section 2.7(b) or voluntary commitment reduction pursuant to Section 2.4(b) shall be applied to the mandatory commitment reductions required to be made pursuant to Section 2.7(a) in the inverse order of maturity.

          (d)  Any reduction in the Aggregate Commitment pursuant to this
Section 2.7 or otherwise shall ratably reduce the Commitment of each Lender.

     2.8. Method of Selecting Types and Interest Periods for New Advances. The Borrower shall select the Type of Advance and, in the case of each Eurodollar Advance, the Interest Period applicable to each Advance from time to time. The Borrower shall give the Agent irrevocable notice (a "Borrowing Notice") not later than 10:00 a.m. (Chicago time) at least one (1) Business Day before the Borrowing Date of each Floating Rate Advance and at least three (3) Business Days before the Borrowing Date for each Eurodollar Advance, specifying:

          (a)  the Borrowing Date of such Advance, which shall be a Business
Day;

          (b)  the aggregate amount of such Advance;

          (c)  the Type of Advance selected; and

          (d) in the case of each Eurodollar Advance, the Interest Period applicable thereto, which shall end on or prior to the Facility Termination Date.

Not later than noon (Chicago time) on each Borrowing Date, each Lender shall make available its Loan or Loans, in funds immediately available in Chicago, to the Agent at its address specified pursuant to Article XIII. The Agent will make the funds so received from the Lenders available to the Borrower at the Agent's aforesaid address as soon as practicable, following its receipt thereof.

     2.9. Conversion and Continuation of Outstanding Advances. Floating Rate Advances shall continue as Floating Rate Advances unless and until such Floating Rate Advances are converted into Eurodollar Advances. Each Eurodollar Advance shall continue as a Eurodollar Advance until the end of the then applicable Interest Period therefor, at which time such Eurodollar Advance shall be automatically converted into a Floating Rate Advance unless the Borrower shall have given the Agent a Conversion/Continuation Notice requesting that, at the end of such Interest Period, such Eurodollar Advance continue as a Eurodollar Advance for the same or another Interest Period. Subject to the terms of Section 2.5, the Borrower may elect from time to time to convert all or any part of an Advance of any Type into any other Type or Types of Advances; provided, however, that any conversion of any Eurodollar Advance shall be made on, and only on, the last day of the Interest Period applicable thereto. The Borrower shall give the Agent irrevocable notice (a "Conversion/Continuation Notice") of each conversion of a Floating Rate Advance or continuation of a Eurodollar Advance not later than 10:00 a.m. (Chicago time) at least one (1) Business Day, in the case of a conversion into a Floating Rate Advance, or at least three (3) Business Days, in the case of a conversion into or continuation of a Eurodollar Advance, prior to the date of the requested conversion or continuation, specifying:

          (a) the requested date of such conversion or continuation, which shall be a Business Day;

          (b) the aggregate amount and Type of the Advance which is to be converted or continued; and

          (c) the amount and Type(s) of Advance(s) into which such Advance is to be converted or continued and, in the case of a conversion into or continuation of a Eurodollar Advance, the duration of the Interest Period applicable thereto, which shall end on or prior to the Facility Termination Date.

     2.10. Interest Rate; Changes in Interest Rate, etc. Each Floating Rate Advance shall bear interest at the Floating Rate from and including the date of such Advance or the date on which such Advance was converted into a Floating Rate Advance to (but not including) the date on which such Floating Rate Advance is paid or converted to a Eurodollar Advance. Changes in the rate of interest on that portion of any Advance maintained as a Floating Rate Advance will take effect simultaneously with each change in the Floating Rate. Each Eurodollar Advance shall bear interest from and including the first day of the Interest Period applicable thereto to, but not including, the last day of such Interest Period at the Eurodollar Rate determined as applicable to such Eurodollar Advance. No Interest Period may end after the Facility Termination Date. The Borrower shall select Interest Periods so that it is not necessary to repay any portion of a Eurodollar Advance prior to the last day of the applicable Interest Period in order to make a mandatory repayment required pursuant to Section 2.7.

     2.11. Rates Applicable After Default. Notwithstanding anything to the contrary contained in Section 2.8 or 2.9, no Advance may be made as, converted into or continued as a Eurodollar Advance (except with the consent of the Agent and the Required Lenders) when any Default or Unmatured Default has occurred and is continuing. During the continuance of a Default the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that each Eurodollar Advance and Floating Rate Advance shall bear interest (for the remainder of the applicable Interest Period in the case of Eurodollar Advances) at a rate per annum equal to the rate otherwise applicable plus two percent (2.0%) per annum; provided, however, that such increased rate shall automatically and without action of any kind by the Lenders become and remain applicable until revoked by the Required Lenders in the event of a Default described in Section 7.6 or 7.7.

     2.12. Method of Payment. All payments of the Obligations hereunder shall be made, without setoff, deduction or counterclaim, in immediately available funds to the Agent at the Agent's address specified pursuant to Article XIII, or at any other Lending Installation of the Agent specified in writing by the Agent to the Borrower, by noon (Chicago time) on the date when due and shall be applied ratably by the Agent among the Lenders. Each payment delivered to the Agent for the account of any Lender shall be delivered promptly by the Agent to such Lender in the same type of funds that the Agent received at its address specified pursuant to Article XIII or at any Lending Installation specified in a notice received by the Agent from such Lender. The Agent is hereby authorized to charge the account of the Borrower maintained with First Chicago for each payment of principal, interest and fees as it becomes due hereunder.

     2.13. Notes; Notices. Each Lender is hereby authorized to record the principal amount of each of its Loans and each repayment on the schedule attached to its Note; provided, however, that neither the failure to so record nor any error in such recordation shall affect the Borrower's obligations under such Note. The Borrower hereby authorizes the Lenders and the Agent only to extend, convert or continue Advances, effect selections of Types of Advances and to transfer funds based on (a) written notice signed by any Authorized Officer or (b) telephonic notices made by any Authorized Officer. The Borrower agrees to deliver promptly to the Agent a written confirmation, if such confirmation is requested by the Agent or any Lender, of each telephonic notice, signed by an Authorized Officer. If the written confirmation differs in any material respect from the action taken by the Agent and the Lenders, the records of the Agent and the Lenders shall govern absent manifest error.

     2.14. Interest Payment Dates; Interest and Fee Basis. Interest accrued on each Floating Rate Advance shall be payable on each Payment Date, commencing with the first such date to occur after the date hereof, on any date on which a Floating Rate Advance is prepaid, whether due to acceleration or otherwise, and at maturity. Interest accrued on that portion of the outstanding principal amount of any Floating Rate Advance converted into a Eurodollar Advance on a day other than a Payment Date shall be payable on the date of conversion. Interest accrued on each Eurodollar Advance shall be payable on the last day of its applicable Interest Period, on any date on which the Eurodollar Advance is prepaid, whether by acceleration or otherwise, and at maturity. Interest accrued on each Eurodollar Advance having an Interest Period longer than three months shall also be payable on the last day of each three-month interval during such Interest Period. Interest and commitment fees shall be calculated for actual days elapsed on the basis of a 360-day year. Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to noon (Chicago time) at the place of payment. If any payment of principal of or interest on an Advance shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.

     2.15. Notification of Advances, Interest Rates, Prepayments and Commitment Reductions. Promptly after receipt thereof, the Agent will notify each Lender of the contents of each Aggregate Commitment reduction notice, Borrowing Notice, Conversion/Continuation Notice, and repayment notice received by it hereunder. The Agent will notify each Lender of the interest rate applicable to each Eurodollar Advance promptly upon determination of such interest rate and will give each Lender prompt notice of each change in the Floating Rate.

     2.16. Lending Installations. Each Lender may book its Loans at any Lending Installation selected by such Lender and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation and the Notes shall be deemed held by each Lender for the benefit of such Lending Installation. Each Lender may, by written or facsimile notice to the Agent and the Borrower, designate a Lending Installation through which Loans will be made by it and for whose account Loan payments are to be made.

     2.17. Non-Receipt of Funds by the Agent. Unless the Borrower or a Lender, as the case may be, notifies the Agent prior to the date on which it is scheduled to make payment to the Agent of (a) in the case of a Lender, the proceeds of a Loan, or (b) in the case of the Borrower, a payment of principal, interest or fees to the Agent for the account of the Lenders, that it does not intend to make such payment, the Agent may assume that such payment has been made. The Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If the Borrower has not in fact made such payment to the Agent, the Lenders shall, on demand by the Agent, repay to the Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Agent until the date the Agent recovers such amount at a rate per annum equal to the Federal Funds Effective Rate for such day. If any Lender has not in fact made such payment to the Agent, such Lender or the Borrower shall, on demand by the Agent, repay to the Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Agent until the date the Agent recovers such amount at a rate per annum equal to (a) in the case of payment by a Lender, the Federal Funds Effective Rate for such day, or (b) in the case of payment by the Borrower, the interest rate applicable to the relevant Loan.

     2.18. Taxes. (a) Any payments made by the Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes or any other tax based upon any income imposed on the Agent or any Lender by the jurisdiction in which the Agent or such Lender is incorporated or has its principal place of business or in which the applicable Lending Installation is located. If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings ("Non-Excluded Taxes") are required to be withheld from any amounts payable to the Agent or any Lender hereunder, the amounts so payable to the Agent or such Lender shall be increased to the extent necessary to yield to the Agent or such Lender (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in or pursuant to this Agreement; provided, however, that the Borrower shall not be required to increase any such amounts payable to any Lender that is not organized under the laws of the U.S. or a state thereof if such Lender fails to comply with the requirements of paragraph (b) of this Section 2.18. Whenever any Non-Excluded Taxes are payable by the Borrower, as promptly as practicable thereafter the Borrower shall send to the Agent for its own account or for the account of such Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes when due to the appropriate taxing authority or fails to remit to the Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by any Agent or any Lender as a result of any such failure. The agreements in this
Section 2.18 shall survive the termination of this Agreement and the payment of all other amounts payable hereunder.

          (b) At least five Business Days prior to the first date on which interest or fees are payable hereunder for the account of any Lender, each Lender that is not incorporated under the laws of the United States of America, or a state thereof, agrees that it will deliver to each of the Borrower and the Agent two duly completed copies of United States Internal Revenue Service Form 1001 or 4224 (and any other documentary evidence issued by any non-U.S. governmental authorities as required by U.S. Treasury regulations), certifying in any case that such Lender is entitled to receive payments under this Agreement and the Notes without deduction or withholding of any United States federal income taxes. Each Lender which so delivers a Form 1001 or 4224 further undertakes to deliver to each of the Borrower and the Agent two additional copies of such form (or a successor form) on or before the date that such form expires (currently, three successive calendar years for Form 1001 and one calendar year for Form 4224) or becomes obsolete or after the occurrence of any event requiring a change in the most recent forms so delivered by it, and such amendments thereto or extensions or renewals thereof as may be reasonably requested by the Borrower or the Agent, in each case certifying that such Lender is entitled to receive payments under this Agreement and the Notes without deduction or withholding of any United States federal income taxes, unless an event (including, without limitation, any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender advises the Borrower and the Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.

     2.19. Agent's Fees. The Borrower shall pay to the Agent those fees, in addition to the commitment fees referenced in Section 2.4(a), separately agreed to between the Agent and the Borrower.

     2.20. Mandatory Prepayment in the Event of a Change in Control. Upon the earlier of (a) ten (10) Business Days prior to the consummation of any transaction which would cause a Change in Control, and (b) the execution of a definitive agreement in respect of any such transaction, the Borrower shall notify the Agent and each Lender of such expected transaction, including the expected closing date of such transaction. Upon the execution of any such agreement and while such agreement shall continue in effect, each Lender's Commitment shall be suspended. Unless an earlier date is otherwise agreed upon among the Borrower, the Agent and the Lenders, each Lender's Commitment shall terminate simultaneously with the closing of such transaction and the Borrower shall repay at such time all of the Lenders' outstanding Loans, together with accrued interest thereon, any accrued fees with respect to the Commitments, any costs, losses or expenses incurred by the Lenders in connection with such prepayment pursuant to Section 3.4 and any other Obligations of the Borrowers to the Agent and the Lenders hereunder.


                                   ARTICLE III

                             CHANGE IN CIRCUMSTANCES
                             -----------------------


     3.1. Yield Protection. If, after the date hereof, the adoption of, or any change in, any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any interpretation thereof, or the compliance of the Agent or any Lender therewith,

          (a) subjects the Agent, any Lender or any applicable Lending Installation to any tax, duty, charge or withholding on or from payments due from the Borrower (excluding taxation of the overall net income of the Agent, any Lender or applicable Lending Installation imposed by the jurisdiction in which the Agent, such Lender or such Lending Installation is incorporated or has its principal place of business), or changes the basis of taxation of principal, interest or any other payments to the Agent, any Lender or any Lending Installation in respect of its Loans or other amounts due it hereunder (excluding taxation of the overall net income of the Agent, any Lender or applicable Lending Installation imposed by the jurisdiction in which the Agent, such Lender or such Lending Installation is incorporated or has its principal place of business), or

          (b) imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by the Agent, any Lender or any applicable Lending Installation (other than reserves and assessments taken into account in determining the interest rate applicable to Eurodollar Advances), or

          (c) imposes any other condition the result of which is to increase the cost to any Lender or any applicable Lending Installation of making, funding or maintaining Loans or reduces any amount receivable by the Agent, any Lender or any applicable Lending Installation in connection with any Loans, or requires any Lender or any applicable Lending Installation to make any payment calculated by reference to the amount of Loans held, or interest received by it, by an amount deemed material by such Lender, then, within 15 days of demand by the Agent or such Lender, the Borrower shall pay the Agent or such Lender that portion of such increased expense incurred or resulting in an amount received which such Lender reasonably determines is attributable to making, funding and maintaining its Loans and its Commitment.

     3.2. Changes in Capital Adequacy Regulations. If a Lender determines the amount of capital required or expected to be maintained by such Lender, any Lending Installation of such Lender or any corporation controlling such Lender is increased as a result of a Change, then, within 15 days of demand by such Lender, the Borrower shall pay such Lender the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Lender reasonably determines is attributable to this Agreement, its Loans or its obligation to make Loans hereunder (after taking into account such Lender's policies as to capital adequacy). "Change" means (a) any change after the date of this Agreement in the Risk-Based Capital Guidelines, or (b) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the date of this Agreement which affects the amount of capital required or expected to be maintained by any Lender or any Lending Installation or any corporation controlling any Lender. "Risk-Based Capital Guidelines" means (a) the risk-based capital guidelines in effect in the United States on the date of this Agreement and (b) the corresponding capital regulations promulgated by regulatory authorities outside the United States implementing the July 1988 report of the Basle Committee on Banking Regulation and Supervisory Practices entitled "International Convergence of Capital Measurements and Capital Standards" and any amendments to such regulations adopted prior to the date of this Agreement.

     3.3. Availability of Eurodollar Advances. If any Lender determines that maintenance of its Eurodollar Loans at a suitable Lending Installation would violate any applicable law, rule, regulation, or directive, whether or not having the force of law, or if the Required Lenders determine that (a) deposits of a type and maturity appropriate to match fund Eurodollar Advances are not available, or (b) the interest rate applicable to a Eurodollar Advance does not accurately or fairly reflect the cost of making or maintaining such Advance, then the Agent shall suspend the availability of Eurodollar Advances until such circumstance no longer exists and require any Eurodollar Advances to be repaid.

     3.4. Funding Indemnification. If any payment of a Eurodollar Advance occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, or a Eurodollar Advance is not made on the date specified by the Borrower for any reason other than default by the Lenders, the Borrower will indemnify the Agent and each Lender for any loss or cost incurred by it resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain the Eurodollar Advance.

     3.5. Lender Statements; Survival of Indemnity. To the extent reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its Eurodollar Advances to reduce any liability of the Borrower to such Lender under Sections 3.1 and 3.2 or to avoid the unavailability of a Type of Advance under Section 3.3, so long as such designation is not disadvantageous to such Lender. Each Lender shall deliver a written statement of such Lender to the Borrower (with a copy to the Agent) as to the amount due, if any, under
Section 3.1, 3.2 or 3.4. Such written statement shall set forth in reasonable detail the calculations upon which such Lender reasonably determined such amount and shall be final, conclusive and binding on the Borrower in the absence of manifest error. Determination of amounts payable under such Sections in connection with a Eurodollar Advance shall be calculated as though each Lender funded its Eurodollar Advances through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the Eurodollar Rate applicable to such Loan, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement of any Lender shall be payable on demand after receipt by the Borrower of the written statement. The obligations of the Borrower under Sections 2.18, 3.1, 3.2 and 3.4 shall survive payment of the Obligations and termination of this Agreement; provided, that the Borrower will have no obligation to pay any amount pursuant to Section 2.18, 3.1 or 3.2 if a demand is not made within 180 days of the date on which the Lender's right to reimbursement arises.


                                   ARTICLE IV

                              CONDITIONS PRECEDENT
                              --------------------

     4.1. Initial Loans. The Lenders shall not be required to make the initial Advance hereunder unless the Borrower has furnished the following to the Agent with sufficient copies for the Lenders and the other conditions set forth below have been satisfied, in each case on or before July 31, 1997 :

          (a) Charter Documents; Good Standing Certificates. Copies of the certificate of incorporation of the Borrower, together with all amendments thereto, certified by the Secretary of State of Delaware, together with a good standing certificate issued by the Secretary of State of Delaware and such other jurisdictions as shall be requested by the Agent.

          (b) By-Laws and Resolutions. Copies, certified by the Secretary or Assistant Secretary of the Borrower, of its by-laws and of its Board of Directors' resolutions authorizing the execution, delivery and performance of the Loan Documents to which the Borrower is a party.

          (c) Secretary's Certificate. An incumbency certificate, executed by the Secretary or Assistant Secretary of the Borrower, which shall identify by name and title and bear the signature of the officers of the Borrower authorized to sign the Loan Documents and to make borrowings hereunder, upon which certificate the Agent and the Lenders shall be entitled to rely until informed of any change in writing by the Borrower.

          (d) Officer's Certificate. A certificate, dated the initial Borrowing Date, signed by an Authorized Officer of the Borrower, in form and substance satisfactory to the Agent, to the effect that: (i) on the initial Borrowing Date (both before and after giving effect to the consummation of the Acquisition, the consummation of the other transactions contemplated hereby and the making of the Loans hereunder (collectively, the "Closing Transactions")) no Default or Unmatured Default has occurred and is continuing; (ii) no injunction or temporary restraining order which would prohibit the making of the Loans or the consummation of any of the Closing Transactions, or other litigation which could reasonably be expected to have a Material Adverse Effect is pending or, to the best of such Person's knowledge, threatened; (iii) all orders, consents, approvals, licenses, authorizations, or validations of, or filings, recordings or registrations with, or exemptions by, any governmental or public body or authority, or any subdivision thereof, required to make or consummate the Closing Transactions have been or, prior to the time required, will have been, obtained, given, filed or taken and are or will be in full force and effect (or the Borrower has obtained effective judicial relief with respect to the application thereof) and all applicable waiting periods have expired; (iv) the Acquisition is being consummated contemporaneously with the initial Advance in accordance with the Purchase Agreement, the Transaction Documents are in full force and effect and no term or condition thereof has been amended, modified or waived after the execution thereof without notice to the Agent thereof; (v) neither the Borrower nor any Subsidiary has failed to perform any material obligation or covenant required in connection with any Closing Transaction to be performed or complied with by it on or before the initial Borrowing Date; (vi) each of the representations and warranties set forth in Article V of this Agreement is true and correct on and as of the initial Borrowing Date; (vii) since December 31, 1996, no event or change has occurred that has caused or evidences a Material Adverse Effect; and (viii) since December 31, 1996, there has been no material adverse change in the business, financial condition, operations, Property or prospects of Old ACI and Old ACF, taken as a whole.

          (e) Legal Opinions. (i) A written opinion of Epstein, Becker & Green, counsel to the Borrower and its Subsidiaries, and of Beermann, Swerdlove, Woloshin, Barezky, Becker, Genin & London, Illinois counsel to the Borrower and its Subsidiaries, each addressed to the Agent and the Lenders in form and substance acceptable to the Agent and its counsel, and (ii) confirmation from counsel to each party to the Purchase Agreement that the Agent and the Lenders may rely upon its opinion delivered pursuant to the Purchase Agreement.

          (f) Notes. Notes payable to the order of each of the Lenders duly executed by the Borrower.

          (g) Loan Documents. Executed originals of this Agreement and each of the Loan Documents, which shall be in full force and effect, together with all schedules, exhibits, certificates, instruments, opinions, documents and financial statements required to be delivered pursuant hereto and thereto.

          (h) Letters of Direction. Written money transfer instructions with respect to the initial Advances and to future Advances in form and substance acceptable to the Agent and its counsel addressed to the Agent and signed by an Authorized Officer, together with such other related money transfer authorizations as the Agent may have reasonably requested.

          (i) Purchase Agreement. A copy of the Purchase Agreement and any amendments, supplements and modifications thereto.

          (j) Equity Contribution. The Borrower shall have (i) received at least $26,000,000 from the issuance of common stock, which proceeds shall be available to satisfy obligations under the Purchase Agreement and the payment of fees and expenses related to the Acquisition or shall have been expended previously for such purposes, and (ii) delivered to the Agent a copy of each such agreement relating to such equity capital, in each case as actually executed by the parties thereto and as in effect on the initial Borrowing Date.

          (k) Solvency Certificate. A written solvency certificate from the chief financial officer of the Borrower in form and content satisfactory to the Agent, dated the initial Borrowing Date, with respect to the Solvency of the Borrower (both individually and on a consolidated basis), both before and after giving effect to the Closing Transactions contemplated by the Transaction Documents.

          (l) Financial Statements. The Agent shall have received (i) pro forma opening financial statements giving effect to the Acquisition which must not be materially less favorable, in the Agent's reasonable judgment, than the projections previously provided to it and which must demonstrate, in its reasonable judgment, together with all other information then available to the Agent, that the Borrower (both individually and together with its Subsidiaries on a consolidated basis) can repay its debts and satisfy its other obligations as and when due, and can comply with the financial covenants set forth herein and (ii) such information as the Agent may reasonably request to confirm the tax, legal and business assumptions made in such pro forma financial statements.

          (m) A.M. Best Rating. Old ACI shall have a rating by A.M. Best & Co. no less favorable than A- (Excellent), and no negative modifiers shall be attached to such rating, as of the date of this Agreement.

          (n) Subsidiary Charter Documents; Good Standing Certificates. Copies of the articles of incorporation of each Subsidiary of the Borrower, together with all amendments thereto, certified by the Secretary of State of Illinois, together with a good standing certificate issued by the Secretary of State of Illinois and such other jurisdictions as shall be requested by the Agent.

          (o) Subsidiary By-Laws. Copies, certified by the Secretary or Assistant Secretary of each Subsidiary, of its by-laws.

          (p) Lien Searches. Copies of searches of financing statements filed under the Uniform Commercial Code, together with tax lien and judgment searches with respect to the assets of Old ACI and Old ACF, in both cases in such jurisdictions as the Agent may request.

          (q) Tax Sharing Agreement. Executed originals of the Tax Sharing Agreement.

          (r) Regulatory Matters. Receipt of any required regulatory approvals from any Governmental Authority, including the Illinois Department of Insurance, with respect to the transactions contemplated by the Transaction Documents, and evidence of the issuance of all necessary Licenses to each of ACI and ACF, except for any such approvals required to be provided by the insurance departments of the States of Indiana, Iowa, Michigan and Wisconsin. No findings, recommendations, requirements or restrictions on Old ACI or its assets or operations, except to the extent reasonably acceptable to the Agent, shall have been issued, proposed or threatened or otherwise made known to the Borrower and its Subsidiaries or Old ACI by the Illinois Department of Insurance, pursuant to the examination of the condition and affairs of Old ACI for the period from January 1, 1993 through December 31, 1996, or otherwise, on or before the date hereof.

          (s) Other. Such other documents as the Agent or its counsel may have reasonably requested.

     4.2. Each Future Advance. The Lenders shall not be required to make any Advance unless on the applicable Borrowing Date:

          (a) There exists no Default or Unmatured Default and none would result from such Advance;

          (b) The representations and warranties contained in Article V are true and correct as of such Borrowing Date (or if any such representation or warranty is given as of a specific date, as of such specific date);

          (c)  A Borrowing Notice shall have been properly submitted; and

          (d) All legal matters incident to the making of such Advance shall be reasonably satisfactory to the Lenders and their counsel.

     Each Borrowing Notice with respect to each such Advance shall constitute a representation and warranty by the Borrower that the conditions contained in
Section 4.2 have been satisfied. Any

Lender may require a duly completed compliance certificate in substantially the form of Exhibit B hereto as a condition to making an Advance.


                                    ARTICLE V

                         REPRESENTATIONS AND WARRANTIES
                         ------------------------------


     The Borrower represents and warrants to the Lenders that, both before and after giving effect to the Closing Transactions:

     5.1. Corporate Existence and Standing. Each of the Borrower and each Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its respective jurisdiction of incorporation and is duly qualified or licensed and in good standing and is duly authorized to conduct its business in each jurisdiction in which its business is conducted or proposed to be conducted, except where the failure to be so qualified, licensed or authorized could not reasonably be expected to have a Material Adverse Effect.

     5.2. Authorization and Validity. The Borrower and each Subsidiary have all requisite corporate power and authority and legal right to execute and deliver (or file, as the case may be) each of the Loan Documents and the other Transaction Documents to which it is a party and to perform its obligations thereunder. The execution and delivery (or filing, as the case may be) by the Borrower and each Subsidiary of the Loan Documents and the other Transaction Documents to which it is a party and the performance of their respective obligations thereunder have been duly authorized by proper corporate proceedings and the Loan Documents and the other Transaction Documents constitute legal, valid and binding obligations of the Borrower or such Subsidiary, as applicable, enforceable against the Borrower or such Subsidiary, as applicable, in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally and by equitable principles (regardless of whether enforcement is sought in equity or at law).

     5.3. Compliance with Laws and Contracts. The Borrower and its Subsidiaries have complied in all material respects with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof, having jurisdiction over the conduct of their respective businesses or the ownership of their respective properties, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect. Neither the execution and delivery by the Borrower and each Subsidiary of the Loan Documents and the other Transaction Documents to which it is a party, the application of the proceeds of the Loans, the consummation of the Closing Transactions or any other transaction contemplated in the Loan Documents or the other Transaction Documents, nor compliance with the provisions of the Loan Documents or the other Transaction Documents will, or at the relevant time did, (a) violate any law, rule, regulation (including Regulations G, T, U and X), order, writ, judgment, injunction, decree or award binding on the Borrower or any Subsidiary or the Borrower's or any Subsidiary's charter, articles or certificate of incorporation or by-laws, (b) violate the provisions of or require the approval or consent of any party to any indenture, instrument or agreement to which the Borrower or any Subsidiary is a party or is subject, or by which it, or its property, is bound, or conflict with or constitute a default thereunder, or result in the creation or imposition of any Lien (other than Liens permitted by, the Loan Documents) in, of or on the property of the Borrower or any Subsidiary pursuant to the terms of any such indenture, instrument or agreement, or (c) require any consent of the stockholders of any Person, except for approvals or consents which will be obtained on or before the initial Advance and are disclosed on Schedule 5.3, except, with respect to each of clauses (a), (b) and (c) of this Section 5.3, for any violation of, conflict with, default under or failure to obtain an approval or consent required under, any such law, rule, regulation, order, writ, judgment, injunction, decree, award, indenture, instrument or agreement that could not reasonably be expected to have a Material Adverse Effect.

     5.4. Governmental Consents. No order, consent, approval, qualification, License, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of, any court, governmental or public body or authority, or any subdivision thereof, any securities exchange or other Person is or at the relevant time was required to authorize, or is or at the relevant time was required in connection with the execution, delivery, consummation or performance of, or the legality, validity, binding effect or enforceability of, any of the Loan Documents or the Transaction Documents, the application of the proceeds of the Loans or the consummation of the Acquisition or any other transaction contemplated in the Loan Documents or the Transaction Documents, except for (a) the approvals and Licenses set forth on Schedule 5.4, which have been obtained and are in full force and effect and (b) the approvals required to be obtained from the insurance departments of the States of Indiana, Iowa, Michigan and Wisconsin, the failure to obtain which could not reasonably be expected to have a Material Adverse Effect. No filings were required to be made with respect to the Acquisition under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     5.5. Financial Statements. (a) The Borrower has heretofore furnished to the Agent (i) the December 31, 1996 audited consolidated financial statements of the Borrower, (ii) the unaudited consolidated financial statements of the Borrower and its Subsidiaries at and for the six months ended June 30, 1997, (iii) the December 31, 1996 audited consolidated financial statements of Old ACI and its Subsidiary, Old ACF, (iv) the unaudited consolidated financial statements of Old ACI and its Subsidiary, Old ACF at and for the five months ended May 31, 1997,
(v) the December 31, 1996 audited Annual Statement of Old ACI, and (vi) the March 31, 1997 Quarterly Statement of Old ACI (collectively, the "Financial Statements"). Each of the Financial Statements was prepared in accordance with generally accepted accounting principles or SAP, as applicable, and (in the case of the Financial Statements prepared in accordance with generally accepted accounting principles) fairly presents the financial condition of the Persons described therein at such dates and the results of their operations for the respective periods then ended (except, in the case of such unaudited statements, for normal year-end audit adjustments).

          (b) The unaudited pro forma consolidated balance sheet at March 31, 1997 and unaudited pro forma consolidated profit and loss statement for the year ended December 31, 1996 and the three months ended March 31, 1997 (the "Pro Forma") of the Borrower and its Subsidiaries is attached hereto as Schedule 5.5. As of the date of this Agreement, the Pro Forma is complete and accurate and fairly represents the Borrower's and the Subsidiaries' assets, liabilities, financial condition and results of operations on a consolidated basis in accordance with Agreement Accounting Principles, consistently applied, and taking into account the Closing Transactions and the other transactions and actions contemplated by this Agreement, the Loan Documents and the Transaction Documents.

     5.6. Material Adverse Change. No material adverse change in the business, Property, financial condition, prospects or operations of either the Borrower or the Borrower and its Subsidiaries taken as a whole has occurred since December 31, 1996.

     5.7. Taxes. The Borrower and its Subsidiaries have filed or caused to be filed on a timely basis and in correct form all United States federal and applicable foreign, state and local tax returns and all other tax returns which are required to be filed and have paid all taxes due pursuant to said returns or pursuant to any assessment received by any such Person, except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided in accordance with Agreement Accounting Principles and as to which no Lien exists. No tax liens have been filed and no claims are being asserted with respect to any taxes owed by Borrower or any Subsidiary which could reasonably be expected to have a Material Adverse Effect. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of any taxes or other governmental charges are in accordance with Agreement Accounting Principles or SAP, as applicable.

     5.8. Litigation. Except as set forth on Schedule 5.8, there is no litigation, arbitration, proceeding, inquiry or governmental investigation pending or, to the knowledge of any of their officers, threatened against or affecting the Borrower or any Subsidiary or any of their respective properties which could reasonably be expected to have a Material Adverse Effect or to prevent, enjoin or unduly delay the making of the Loans under this Agreement or the consummation of any other Closing Transaction.

     5.9. Capitalization. Schedule 5.9 hereto contains (a) an accurate description of the Borrower's capitalization as of the date of this Agreement after giving effect to the Closing Transactions and (b) an accurate list of all of the existing Subsidiaries as of the date of this Agreement after giving effect to the Acquisition and the other Closing Transactions and setting forth their respective jurisdictions of incorporation and the percentage of their capital stock owned by the Borrower or other Subsidiaries. All of the issued and outstanding shares of capital stock of the Borrower and of each Subsidiary have been duly authorized and validly issued and are fully paid and non-assessable, and all such shares of each Subsidiary are free and clear of all Liens. Except as set forth on Schedule 5.9, as of the date hereof, no authorized but unissued or treasury shares of capital stock of the Borrower or any Subsidiary are subject to any option, warrant, right to call or commitment of any kind or character. Except as set forth on Schedule 5.9, neither the Borrower nor any Subsidiary has any outstanding stock or securities convertible into or exchangeable for any shares of its capital stock, or any right issued to any Person (either preemptive or other) to subscribe for or to purchase, or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to any of its capital stock or any stock or securities convertible into or exchangeable for any of its capital stock other than as expressly set forth in the certificate or articles of incorporation of the Borrower or such Subsidiary. Neither the Borrower nor any Subsidiary is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock or any convertible securities, rights or options of the type described in the preceding sentence except as otherwise set forth on Schedule 5.9. Except as set forth on
Schedule 5.9, as of the date hereof the Borrower does not own or hold, directly or indirectly, any capital stock or equity security of, or any equity or partnership interest in any Person other than such Subsidiaries.

     5.10. ERISA. Except as disclosed on Schedule 5.10, neither the Borrower nor any other member of the Controlled Group maintains any Single Employer Plans, and no Single Employer Plan has any Unfunded Liability. Neither the Borrower nor any other member of the Controlled Group maintains, or is obligated to contribute to, any Multiemployer Plan or has incurred, or is reasonably expected to incur, any withdrawal liability to any Multiemployer Plan. Each Plan complies in all material respects with all applicable requirements of law and regulations. Neither the Borrower nor any member of the Controlled Group has, with respect to any Plan, failed to make any contribution or pay any amount required under Section 412 of the Code or Section 302 of ERISA or the terms of such Plan. There are no pending or, to the knowledge of the Borrower, threatened claims, actions, investigations or lawsuits against any Plan, any fiduciary thereof, or the Borrower or any member of the Controlled Group with respect to a Plan. Neither the Borrower nor any member of the Controlled Group has engaged in any prohibited transaction (as defined in Section 4975 of the Code or Section 406 of ERISA) in connection with any Plan which would subject such Person to any material liability. Within the last five years neither the Borrower nor any member of the Controlled Group has engaged in a transaction which resulted in a Single Employer Plan with an Unfunded Liability being transferred out of the Controlled Group. No Termination Event has occurred or is reasonably expected to occur with respect to any Single Employer Plan. Except for the Unfunded Liability referenced on Schedule 5.10, there are no liabilities payable by the Borrower or any member of the Controlled Group in respect of any employee pension benefit plan, as defined in Section 3(2) of ERISA, after giving effect to any indemnity payments received or to be received by any such Person, which could reasonably be expected to have a Material Adverse Effect.

     5.11. Defaults. No Default or Unmatured Default has occurred and is continuing.

     5.12. Federal Reserve Regulations. Neither the Borrower nor any Subsidiary is engaged, directly or indirectly, principally, or as one of its important activities, in the business of extending, or arranging for the extension of, credit for the purpose of purchasing or carrying Margin Stock. No part of the proceeds of any Loan will be used in a manner which would violate, or result in a violation of, Regulation G, Regulation T, Regulation U or Regulation X. Neither the making of any Advance hereunder, the use of the proceeds thereof, nor any other aspect of the financing of the Acquisition, will violate or be inconsistent with the provisions of Regulation G, Regulation T, Regulation U or Regulation X. Following the application of the proceeds of the Loans, less than 25% of the value (as determined by any reasonable method) of the assets of the Borrower and its Subsidiaries which are subject to any limitation on sale, pledge, or other restriction hereunder taken as a whole have been, and will continue to be, represented by Margin Stock.

     5.13. Investment Company. Neither the Borrower nor any Subsidiary is, or after giving effect to any Advance will be, an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

     5.14. Certain Fees. Other than as disclosed on Schedule 5.14, no broker's or finder's fee or commission was, is or will be payable by the Borrower or any Subsidiary with respect to any of the transactions (including, without limitation, the Acquisition) contemplated by this Agreement or the Transaction Documents. The Borrower hereby agrees to indemnify the Agent and the Lenders against and agrees that it will hold each of them harmless from any claim, demand or liability for broker's or finder's fees or commissions alleged to have been incurred by the Borrower in connection with any of the transactions (including, without limitation, the Acquisition) contemplated by this Agreement or the Transaction Documents and any expenses (including, without limitation, reasonable attorneys' fees and time charges of attorneys for the Agent or any Lender, which attorneys may be employees of the Agent or any Lender) arising in connection with any such claim, demand or liability. No other similar fee or commissions will be payable by the Borrower or any Subsidiary for any other services rendered to the Borrower or any Subsidiary ancillary to any of the transactions (including, without limitation, the Acquisition) contemplated by this Agreement or the Transaction Documents.

     5.15. Solvency. As of the date hereof, both before and after giving effect to the consummation of the transactions contemplated by the Loan Documents and the Transaction Documents and the payment of all fees, costs and expenses payable by the Borrower or its Subsidiaries with respect to the transactions contemplated by the Loan Documents and the Transaction Documents, the Borrower (both individually and on a consolidated basis) is Solvent.

     5.16. Ownership of Properties. Except as set forth on Schedule 5.16 hereto, on the date of this Agreement, the Borrower and its Subsidiaries have a subsisting leasehold interest in, or good and marketable title, free of all Liens, other than those permitted by Section 6.18 or by any of the other Loan Documents, to all of the properties and assets reflected in the Financial Statements as being owned by it, except for assets sold, transferred or otherwise disposed of in the ordinary course of business since the date thereof. To the knowledge of the Borrower, there are no actual, threatened or alleged defaults with respect to any leases of real property under which the Borrower or any Subsidiary is lessee or lessor which could reasonably be expected to have a Material Adverse Effect. The Borrower and its Subsidiaries own or possess rights to use all licenses, patents, patent applications, copyrights, service marks, trademarks and trade names necessary to continue to conduct their business as heretofore conducted, and no such license, patent or trademark has been declared invalid, been limited by order of any court or by agreement or is the subject of any infringement, interference or similar proceeding or challenge, except for proceedings and challenges which could not reasonably be expected to have a Material Adverse Effect.

     5.17. Indebtedness. Attached hereto as Schedule 5.17 is a complete and correct list of all Indebtedness (including without limitation all Contingent Obligations) of the Borrower and its Subsidiaries outstanding on the date of this Agreement (other than Indebtedness in a principal amount not exceeding $25,000 for a single item of Indebtedness and $100,000 in the aggregate for all such Indebtedness listed), showing the aggregate principal amount which was outstanding on such date after giving effect to the Closing Transactions. The Borrower has delivered or caused to be delivered to the Lenders a true and complete copy of each instrument evidencing any Indebtedness listed on Schedule 5.17 and of each document pursuant to which any of such Indebtedness was issued.

     5.18. Employee Controversies. There are no strikes, work stoppages or controversies pending or, to the knowledge of the Borrower, threatened between the Borrower or any Subsidiary and any of its employees, other than employee grievances arising in the ordinary course of business, which, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

     5.19. Material Agreements. Neither the Borrower nor any Subsidiary is a party to any agreement or instrument or subject to any charter or other internal corporate restriction (a) which could reasonably be expected to have a Material Adverse Effect or (b) which restricts or imposes conditions upon the ability of any Subsidiary to (i) pay dividends or make other distributions on its capital stock, (ii) make loans or advances to the Borrower, (iii) repay loans or advances from the Borrower or (iv) grant Liens to the Agent to secure the Obligations. Neither the Borrower nor any Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement to which it is a party, which default could reasonably be expected to have a Material Adverse Effect.

     5.20. Acquisition Documents. The Borrower has delivered to each of the Lenders true, complete and correct copies of the Acquisition Documents (including all schedules, exhibits, annexes, amendments, supplements, modifications, and all other documents delivered pursuant thereto or in connection therewith). The Acquisition Documents as originally executed and delivered by the parties thereto have not been amended, waived, supplemented or modified without the consent of the Agent. Each of the representations and warranties of the Borrower and its Subsidiaries and, to its knowledge, all other parties therein is true and correct in all material aspects as of the date hereof. Neither the Borrower nor any of its Subsidiaries nor, to the Borrower's knowledge, any other party thereto is in default in the performance of or compliance with any provisions thereof. The Acquisition is being consummated contemporaneously with the initial Advance in accordance with applicable laws and regulations.

     5.21. Environmental Laws. There are no claims, investigations, litigation, administrative proceedings, notices, requests for information (each a "Proceeding"), whether pending or threatened, or judgments or orders asserting violations of applicable federal, state and local environmental, health and safety statutes, regulations, ordinances, codes, rules, orders, decrees, directives and standards ("Environmental Laws") or relating to any toxic or hazardous waste, substance or chemical or any pollutant, contaminant, chemical or other substance defined or regulated pursuant to any Environmental Law, including, without limitation, asbestos, petroleum, crude oil or any fraction thereof ("Hazardous Materials"), asserted against the Borrower or any of its Subsidiaries which, in any case, could reasonably be expected to have a Material Adverse Effect. As of the date hereof, there are no Proceedings pending, or to the Borrower's knowledge threatened, except as disclosed on Schedule 5.21. The Borrower and each of its Subsidiaries have obtained and are in compliance in all material respects with all permits, certificates, licenses, approvals and other authorizations ("Environmental Permits") required for the operation of their business and have filed all required notifications or reports relating to chemical substances, air emissions, effluent discharges and the storage, treatment, transport and disposal of Hazardous Materials. As of the date hereof, the Borrower and its Subsidiaries do not have liabilities exceeding $100,000 in the aggregate for all of them with respect to compliance with applicable Environmental Laws and Environmental Permits or related to the generation, treatment, storage, disposal, release, investigation or cleanup of Hazardous Materials, and no facts or circumstances exist which could give rise to such liabilities with respect to compliance with applicable Environmental Laws and Environmental Permits and the generation, treatment, storage, disposal, release, investigation or cleanup of Hazardous Materials.

     5.22. Insurance. The Borrower and its Subsidiaries maintain with financially sound and reputable insurance companies insurance on their Property in such amounts and covering such risks as is consistent with sound business practice.

     5.23. Insurance Licenses. Schedule 5.23 hereto lists the jurisdiction of domicile of each Insurance Subsidiary, all of the jurisdictions in which such Insurance Subsidiary holds a License and is authorized to transact insurance business, the line or lines of insurance in which such Insurance Subsidiary is engaged and the state or states in which such Insurance Subsidiary is licensed to engage in any line of insurance, in each case as of the date of this Agreement. No License held by any Insurance Subsidiary or ACF, the loss of which could reasonably be expected to have a Material Adverse Effect, is the subject of a proceeding for suspension or revocation. To the Borrower's knowledge, there is no sustainable basis for such suspension or revocation, and no such suspension or revocation has been threatened by any Governmental Authority. To the Borrower's knowledge, no Insurance Subsidiary has received written notice from any Governmental Authority that it is deemed to be "commercially domiciled" for insurance regulatory purposes in any jurisdiction other than that indicated on Schedule 5.23.

     5.24. Reinsurance. Schedule 5.24 lists all ceded or assumed reinsurance agreements to which ACI is, as of the date of this Agreement, a party, which are currently in force, and under which there is liability by either party to the agreement (collectively, the "Existing Reinsurance Agreements"). Each of the Existing Reinsurance Agreements is in full force and effect and is valid and binding in all material respects in accordance with its terms, and, as of the date hereof, ACI has not, to the Borrower's knowledge, received notice that any other party to an in-force Existing Reinsurance Agreement will cancel or not renew such agreement, which cancellation or nonrenewal could reasonably be expected to have a Material Adverse Effect. The Borrower does not have knowledge as of the date hereof that any amount recoverable by ACI pursuant to any Existing Reinsurance Agreement is not fully collectible in due course. To the knowledge of the Borrower, ACI is not in default in any material respect as to any Existing Reinsurance Agreement. Except as disclosed in Schedule 5.24, ACI is entitled to take full credit in its statutory financial statements for ceded reinsurance under the Existing Reinsurance Agreements pursuant to applicable insurance laws. Except as disclosed in Schedule 5.24, there is no claim under any Existing Reinsurance Agreement in excess of $100,000 which is disputed by any other party to such agreement.

     5.25. Reserves. Except as set forth on Schedule 5.25, each reserve and other material liability amount in respect of the insurance business, including, without limitation, material reserve and other material liability amounts in respect of insurance policies of ACI, established or reflected in the SAP Financial Statements for the year ended December 31, 1996 of Old ACI, was determined in accordance with generally accepted actuarial standards consistently applied, was fairly stated in accordance with sound actuarial principles and was in compliance with the requirements of the insurance laws, rules and regulations of the State of Illinois as of the date thereof. ACI owns assets that qualify as admitted assets under applicable law in an amount at least equal to the sum of all such reserves and liability amounts and its minimum Statutory Capital and Surplus as required by the insurance laws, rules and regulations of the State of Illinois.

     5.26. Disclosure. None of the (a) information, exhibits or reports furnished or to be furnished by the Borrower or any Subsidiary to the Agent or to any Lender in connection with the negotiation of the Loan Documents, or (b) representations or warranties of the Borrower or any Subsidiary contained in this Agreement, the other Loan Documents, the Transaction Documents or any other document, certificate or written statement furnished to the Agent or the Lenders by or on behalf of the Borrower or any Subsidiary for use in connection with the transactions contemplated by this Agreement or the Transaction Documents, as the case may be, contained, contains or will contain any untrue statement of a material fact or omitted, omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made. The pro forma financial information contained in such materials is based upon good faith estimates and assumptions believed by the Borrower to be reasonable at the time made. There is no fact known to the Borrower (other than matters of a general economic or political nature) that has had or could reasonably be expected to have a Material Adverse Effect and that has not been disclosed herein or in such other documents, certificates and statements furnished to the Lenders for use in connection with the transactions contemplated by this Agreement.


                                   ARTICLE VI

                                    COVENANTS
                                    ---------

     During the term of this Agreement, unless the Required Lenders shall otherwise consent in writing:

     6.1. Financial Reporting. The Borrower will maintain, for itself and each Subsidiary, a system of accounting established and administered in accordance with generally accepted accounting principles, consistently applied, and furnish to the Agent:

          (a) As soon as practicable and in any event within 90 days after the close of each of its Fiscal Years, an unqualified audit report certified by independent certified public accountants, acceptable to the Lenders, prepared in accordance with Agreement Accounting Principles on a consolidated and consolidating basis (consolidating statements need not be certified by such accountants) for itself and its Subsidiaries, including balance sheets as of the end of such period and related statements of income, retained earnings and cash flows accompanied by (i) any management letter prepared by said accountants, and
(ii) a certificate of said accountants that, in the course of the examination necessary for their certification of the foregoing, they have obtained no knowledge of any Default or Unmatured Default arising in respect of Section 6.27, or if, in the opinion of such accountants, any such Default or Unmatured Default shall exist, stating the nature and status thereof.

          (b) As soon as practicable and in any event within 45 days after the close of each of the first three Fiscal Quarters of each of its Fiscal Years,
(i) for itself and its Subsidiaries, consolidated unaudited balance sheets as at the close of each such period and consolidated statements of income, retained earnings and cash flows for the period from the beginning of such Fiscal Year to the end of such Fiscal Quarter, and (ii) for each Subsidiary which is not delivering a Quarterly Statement pursuant to clause (d), balance sheets as at the close of each such period and statements of income, retained earnings and cash flows from the beginning of such Fiscal Year to the end of such Fiscal Quarter, all certified by its chief financial officer.

          (c) (i) Upon the earlier of (A) fifteen days after the regulatory filing date or (B) 75 days after the close of each Fiscal Year of each Insurance Subsidiary, copies of the unaudited Annual Statement of such Insurance Subsidiary, certified by the chief executive officer and/or chief financial officer of such Insurance Subsidiary, all such statements to be prepared in accordance with SAP consistently applied throughout the periods reflected therein and (ii) no later than each June 15, copies of such Annual Statements audited and certified by independent certified public accountants of recognized national standing.

          (d) Upon the earlier of (i) ten (10) days after the regulatory filing date or (ii) 60 days after the close of each of the first three Fiscal Quarters of each Fiscal Year of each Insurance Subsidiary, copies of the Quarterly Statement of each of the Insurance Subsidiaries, certified by the chief executive officer and/or chief financial officer of such Insurance Subsidiary, all such statements to be prepared in accordance with SAP consistently applied through the period reflected herein.

          (e) Promptly and in any event within ten days after (i) learning thereof, notification of any changes after the date hereof in the rating given by A.M. Best & Co. in respect of any Insurance Subsidiary and (ii) receipt thereof, copies of any ratings analysis by A.M. Best & Co. relating to any Insurance Subsidiary.

          (f) Copies of any actuarial certificates prepared with respect to any Insurance Subsidiary, promptly after the receipt thereof, and not later than 90 days after each Fiscal Year, an actuarial opinion with respect to each Insurance Subsidiary in form and substance satisfactory to the Agent and the Required Lenders from an independent actuarial firm reasonably satisfactory to the Agent and the Required Lenders.

          (g) As soon as available, but in any event not later than the last Business Day in February of each year, a copy of the plan and forecast (including a projected consolidated and consolidating balance sheet, income statement and funds flow statement) of the Borrower and its Subsidiaries for such Fiscal Year.

          (h) Together with the financial statements required by clauses (a) and (b) above, a compliance certificate in substantially the form of Exhibit B hereto signed by its chief financial officer showing the calculations necessary to determine compliance with this Agreement and stating that no Default or Unmatured Default exists, or if any Default or Unmatured Default exists, stating the nature and status thereof.

          (i) No later than the due date (including extensions) therefor with respect to each plan year, a copy of the Form 5500, including Schedule B thereto, with respect to each Single Employer Plan.

          (j) As soon as possible and in any event within 10 days after the Borrower knows that any Termination Event has occurred with respect to any Plan, a statement, signed by the chief financial officer of the Borrower, describing said Termination Event and the action which the Borrower proposes to take with respect thereto.

          (k) As soon as possible and in any event within 10 days after receipt by the Borrower, a copy of (i) any notice, claim, complaint or order to the effect that the Borrower or any of its Subsidiaries is or may be liable to any Person as a result of the release by the Borrower, any of its Subsidiaries, or any other Person of any Hazardous Materials into the environment or requiring that action be taken to respond to or clean up a Release of Hazardous Materials into the environment, and (ii) any notice, complaint or citation alleging any violation of any Environmental Law or Environmental Permit by the Borrower or any of its Subsidiaries. Within ten days of the Borrower or any Subsidiary having knowledge of the proposal, enactment or promulgation of any Environmental Law which could reasonably be expected to have a Material Adverse Effect, the Borrower shall provide the Agent with written notice thereof.

          (l) Promptly upon the furnishing thereof to the shareholders of the Borrower, copies of all financial statements, reports and proxy statements so furnished.

          (m) Promptly upon the filing thereof, copies of all registration statements and annual, quarterly, monthly or other regular reports which the Borrower or any of its Subsidiaries files with the Securities and Exchange Commission, the National Association of Securities Dealers, any securities exchange, the NAIC or any insurance commission or department or analogous Governmental Authority (including without limitation, any filing made by the Borrower or any Subsidiary pursuant to any insurance holding company act or related rules or regulations), but excluding routine or non-material filings with the NAIC, any insurance commissioner or department or analogous Governmental Authority.

          (n) Promptly and in any event within ten (10) days after learning thereof, notification of (i) any tax assessment, demand, notice of proposed deficiency or notice of deficiency received by the Borrower or any other Consolidated Person or (ii) the filing of any tax Lien or commencement of any judicial proceeding by or against any such Consolidated Person, if any such assessment, demand, notice, Lien or judicial proceeding relates to tax liabilities in excess of ten percent (10%) of the Shareholders' Equity of the Borrower.

          (o) Such other information (including, without limitation, the annual Best's Advance Report Service report prepared with respect to each Insurance Subsidiary rated by A.M. Best & Co.) as the Agent or any Lender may from time to time reasonably request.

     6.2. Use of Proceeds. The Borrower will, and will cause each Subsidiary to, use the proceeds of the Advances to provide funds for the Acquisition and the payment of related fees and expenses and to meet the general corporate needs of the Borrower and its Subsidiaries. The Borrower will not, nor will it permit any Subsidiary to, use any of the proceeds of the Advances to purchase or carry any Margin Stock or to finance the Purchase of any Person which has not been approved and recommended by the board of directors (or functional equivalent thereof) of such Person.

     6.3. Notice of Default. The Borrower will, and will cause each Subsidiary to, give prompt notice in writing to the Lenders of (a) the occurrence of any Default or Unmatured Default, (b) the occurrence of any other development, financial or otherwise, relating specifically to the Borrower or any of its Subsidiaries (and not of a general economic or political nature) which could reasonably be expected to have a Material Adverse Effect, (c) the receipt of any notice from any Governmental Authority of the expiration without renewal, revocation or suspension of, or the institution of any proceedings to revoke or suspend, any License now or hereafter held by any Subsidiary which is required to conduct its business in compliance with all applicable laws and regulations and the expiration, revocation or suspension of which could reasonably be expected to have a Material Adverse Effect, (d) the receipt of any notice from any Governmental Authority of the institution of any disciplinary proceedings against or in respect of any Subsidiary, or the issuance of any order, the taking of any action or any request for an extraordinary audit for cause by any Governmental Authority which, if adversely determined, could reasonably be expected to have a Material Adverse Effect, (e) any judicial or administrative order limiting or controlling the business of any Subsidiary (and not the industry in which such Subsidiary is engaged generally) which has been issued or adopted and which has had, or could reasonably be expected to have, a Material Adverse Effect, or (f) the commencement of any litigation which could reasonably be expected to create a Material Adverse Effect.

     6.4. Conduct of Business. The Borrower will, and will cause each Subsidiary to, (a) carry on and conduct its business only in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted,
(b) (i) with respect to the Borrower, only engage in the business of a holding company owning entities engaged in the business of insurance or reasonably incidental activities, (ii) with respect to each Insurance Subsidiary, only engage in the property and casualty insurance business, and (iii) with respect to each other Subsidiary, only engage in the premium and other finance businesses and other activities reasonably incidental to the property and casualty insurance business, all substantially to the extent in which it is engaged as of the date hereof, (c) do all things necessary to remain duly incorporated, validly existing and in good standing in its jurisdiction of incorporation and its jurisdiction of domicile and maintain all requisite authority to conduct its business in each other jurisdiction in which such qualification is required, except where the failure to maintain such qualification could not reasonably be expected to have a Material Adverse Effect, and (d) do all things necessary to renew, extend and continue in effect all Licenses which may at any time and from time to time be necessary for any Subsidiary to operate its business in compliance with all applicable laws and regulations; provided, that any Insurance Subsidiary may withdraw from one or more states (other than its state of domicile) as an admitted insurer if such withdrawal is determined by the Borrower's Board of Directors to be in the best interest of the Borrower and could not reasonably be expected to have a Material Adverse Effect. No Insurance

Subsidiary shall change its state of domicile or incorporation without the prior written consent of the Required Lenders. Each Wholly-Owned Subsidiary in existence as of the date of this Agreement shall continue to be a Wholly-Owned Subsidiary.

     6.5. Taxes. The Borrower will, and will cause each Subsidiary to, timely file complete and correct United States federal and applicable foreign, state and local tax returns required by applicable law and pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits or Property, except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside in accordance with Agreement Accounting Principles or SAP, as applicable.

     6.6. Insurance. The Borrower will, and will cause each Subsidiary to, maintain with financially sound and reputable insurance companies insurance on all their Property in such amounts and covering such risks as is consistent with sound business practice, and the Borrower will furnish to the Agent and any Lender upon request full information as to the insurance carried.

     6.7. Compliance with Laws. The Borrower will, and will cause each Subsidiary to, comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject, the failure to comply with which could reasonably be expected to have a Material Adverse Effect.

     6.8. Maintenance of Properties. The Borrower will, and will cause each Subsidiary to, do all things necessary to maintain, preserve, protect and keep its Property in good repair, working order and condition (ordinary wear and tear excepted), and make all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times.

     6.9. Inspection. The Borrower will, and will cause each Subsidiary to, permit the Agent and the Lenders, by their respective representatives and agents, to inspect any of the Property, corporate books and financial records of the Borrower and each Subsidiary, to examine and make copies of the books of accounts and other financial records of the Borrower and each Subsidiary, and to discuss the affairs, finances and accounts of the Borrower and each Subsidiary with, and to be advised as to the same by, their respective officers at such reasonable times and intervals as the Lenders may designate upon reasonable notice. The Borrower will keep or cause to be kept, and cause each Subsidiary to keep or cause to be kept, appropriate records and books of account in which complete entries are to be made reflecting its and their business and financial transactions, such entries to be made in accordance with Agreement Accounting Principles or SAP, as applicable, consistently applied.

     6.10. Dividends. The Borrower will not, nor will it permit any Subsidiary to, declare or pay any dividends or make any distributions on its capital stock (other than dividends payable in its own capital stock) or redeem, repurchase or otherwise acquire or retire any of its capital stock or any options or other rights in respect thereof at any time outstanding, except that (a) any Subsidiary may declare and pay dividends or make distributions to the Borrower or any Wholly-Owned Subsidiary and (b) the Borrower may apply up to 25% of the Net Available Proceeds realized upon the sale by the Borrower or any Subsidiary of any equity securities, including without limitation, proceeds realized upon the exercise of any options, warrants or similar instruments for the purchase of such equity securities, toward the payment of any dividend on its capital stock or to redeem, repurchase or otherwise acquire or redeem any of its capital stock or any options or other rights in respect thereof.

      6.11. Indebtedness. The Borrower will not, nor will it permit any Subsidiary to, create, incur or suffer to exist any Indebtedness, except:

            (a)   the Loans;

            (b)   Indebtedness existing on the date hereof and described in
Schedule 5.17 hereto;

            (c) Indebtedness with respect to Contingent Obligations permitted under Section 6.17;

            (d)   Rate Hedging Obligations related to the Loans;

            (e)   Indebtedness owed by the Borrower to any Subsidiary;

            (f) Indebtedness incurred by ACF in the ordinary course of business and owing to ACI with a principal amount not to exceed $3,000,000 at any one time outstanding; and

            (g) other Indebtedness with an aggregate principal amount not to exceed $250,000 at any one time outstanding.

      6.12. Merger. The Borrower will not, nor will it permit any Subsidiary to, merge or consolidate with or into any other Person, except that (a) a Subsidiary may merge into (i) the Borrower, (ii) any Wholly-Owned Subsidiary of the Borrower or (iii) any other entity if the purpose of such merger is to effect a Purchase permitted under Section 6.16 and (b) the Borrower may merge with any entity organized under the laws of the United States so long as (i) the Borrower is the surviving entity in such merger, (ii) all applicable regulatory requirements have been satisfied and (iii) no Default has occurred and is continuing or would occur after giving effect thereto.

      6.13. Sale of Assets. The Borrower will not, nor will it permit any Subsidiary to, lease, sell, transfer or otherwise dispose of its Property, to any other Person except for (a) sales of Investments by Insurance Subsidiaries in the ordinary course of business, and (b) leases, sales, transfers or other dispositions of its Property that, together with all other Property of the Borrower and its Subsidiaries previously leased, sold or disposed of (other than Investments sold in the ordinary course of business by Insurance Subsidiaries) as permitted by this Section 6.13 since the date hereof do not constitute a Substantial Portion of the Property of the Borrower and its Subsidiaries.

      6.14. Sale of Accounts. The Borrower will not, nor will it permit any Subsidiary to, sell or otherwise dispose of any premiums receivable or accounts receivable, with or without recourse.

      6.15. Sale and Leaseback. The Borrower will not, nor will it permit any Subsidiary to, sell or transfer any of its Property in order to concurrently or subsequently lease as lessee such or similar Property.

      6.16. Investments and Purchases. (a) The Borrower will not, nor will it permit any Subsidiary which is not an Insurance Subsidiary to, make or suffer to exist any Investments (including, without limitation, loans and advances to, and other Investments in, Subsidiaries), or commitments therefor, or to create any Subsidiary or to become or remain a partner in any partnership or joint venture, or to make any Purchases, except:

            (i)   Cash and Cash Equivalents;

            (ii) Investments in existence on the date hereof (including Investments in Subsidiaries) and described in Schedule 6.16 hereto;

            (iii) Purchases of businesses or entities engaged in the property and casualty insurance business which do not constitute hostile takeovers made for consideration not to exceed (A) $5,000,000 in the aggregate after the date of this Agreement less (B) the aggregate consideration paid in respect of any Purchases made pursuant to Section 6.16(b)(v); and

            (iv) Investments by ACI consisting of loans to ACF to the extent permitted under Section 6.11(f).

      (b) The Borrower will not permit any Insurance Subsidiary to make or suffer to exist any Investments (including, without limitation, loans and advances to and other Investments in, Subsidiaries), or commitments therefor, or to create any Subsidiary or to become or remain a partner in any partnership or joint venture, or to make any Purchases, except:

            (i)   Cash and Cash Equivalents;

            (ii) Investments in debt securities rated BBB or better by Standard & Poor's Ratings Group, Baa-2 or better by Moody's Investors Services, Inc. or NAIC-2 or better by the NAIC; provided, that any such Investment which, at any time after which it is made, ceases to meet such rating requirements shall (A) cease to be permitted hereby if then permitted by
      Section 6.16(b)(iii) and (B) if not then permitted by Section 6.16(b)(iii) remain permitted hereby until the earlier of the time it is permitted under Section 6.16(b)(iii) and the date which is 30 days after the date on which such rating requirement is no longer met;

            (iii) Other Investments made in compliance with the insurance laws of the domiciliary state of such Insurance Subsidiary; provided, that such Investments do not exceed, in the aggregate at any one time outstanding, 10% of the Investments of any Insurance Subsidiary;

            (iv) Existing Investments in Subsidiaries and other Investments in existence on the date hereof and described in Schedule 6.16 hereto; and

            (v) Purchases of businesses or entities engaged in the property and casualty insurance business (which do not constitute hostile takeovers) made after the date of this Agreement for an aggregate consideration not to exceed (A) $5,000,000, less (B) the aggregate consideration paid in respect of any Purchases made pursuant to Section 6.16(a)(iii).

      6.17. Contingent Obligations. The Borrower will not, nor will it permit any Subsidiary to, make or suffer to exist any Contingent Obligation (including, without limitation, any Contingent Obligation with respect to the obligations of a Subsidiary), except (a) Contingent Obligations in existence on the date hereof and set forth on Schedule 5.17 and (b) by endorsement of instruments for deposit or collection in the ordinary course of business.

      6.18. Liens. The Borrower will not, nor will it permit any Subsidiary to, create, incur, or suffer to exist any Lien in, of or on the Property of the Borrower or any of its Subsidiaries, except:

            (a) Liens for taxes, assessments or governmental charges or levies on its Property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with generally accepted principles of accounting shall have been set aside on its books;

            (b) Liens imposed by law, such as carriers', warehousemen's and mechanics' liens and other similar liens arising in the ordinary course of business which secure the payment of obligations not more than 60 days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on its books;

            (c) Liens arising out of pledges or deposits under worker's compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation;

            (d) Utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the marketability of the same or interfere with the use thereof in the business of the Borrower or the Subsidiaries; and

            (e)   Liens existing on the date hereof and described in Schedule
6.18 hereto.

      6.19. Capital Expenditures. The Borrower will not, nor will it permit any Subsidiary to, expend, or be committed to expend for Capital Expenditures (including, without limitation, for the acquisition of fixed assets) on a non-cumulative basis in the aggregate for the Borrower and its Subsidiaries more than $300,000 during any Fiscal Year.

      6.20. Lease Rentals. The Borrower will not, nor will it permit any Subsidiary to, create, incur or suffer to exist obligations for Rentals in excess of $1,000,000 during any one Fiscal Year on a non-cumulative basis in the aggregate for the Borrower and its Subsidiaries.

      6.21. Affiliates. The Borrower will not, and will not permit any Subsidiary to, enter into any transaction (including, without limitation, the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate except (a) so long as in any such case no Default or Unmatured Default has occurred and is continuing or would result after giving effect thereto (as determined in respect of Section 6.27, on a pro forma basis, as of the last day of the immediately preceding Fiscal Quarter), for payments under the Fee Agreements in respect of transactions consummated after the date of this Agreement; provided, that any payments to Frontier Insurance Group, Inc. pursuant to the Fee Agreements other than "M&A Fees" or "Portfolio Fees" (as defined therein) shall be made subject to clause (b) below; and (b) in the ordinary course of business and pursuant to the reasonable requirements of the Borrower's or such Subsidiary's business and upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than the Borrower or such Subsidiary would obtain in a comparable arms-length transaction. Any payments prohibited pursuant to clause (a) hereof may be subsequently made by the Borrower or any Subsidiary so long as no Default or Unmatured Default has occurred and is continuing or would occur after giving effect thereto.

      6.22. Amendments to Agreements. The Borrower will not, and will not permit any Subsidiary to, amend, waive, modify or terminate the Investment Agreement or the Acquisition Documents or amend, waive or modify the Fee Agreements so as to increase the amounts payable thereunder, in any case without the prior written consent of the Required Lenders.

      6.23. Other Indebtedness. The Borrower will not, and will not permit any Subsidiary to, directly or indirectly voluntarily prepay, defease or in substance defease, purchase, redeem, retire or otherwise acquire, any Indebtedness prior to the date when due (other than the Loans) if a Default or Unmatured Default has occurred and is continuing or would occur after giving effect thereto.

      6.24. Environmental Matters. The Borrower shall and shall cause each of its Subsidiaries to (a) at all times comply in all material respects with all applicable Environmental Laws and (b) to the extent required of the Borrower and its Subsidiaries pursuant to applicable Environmental Laws, promptly take any and all necessary remedial actions in response to the presence, storage, use, disposal, transportation or Release of any Hazardous Materials on, under or about any real property owned, leased or operated by the Borrower or any of its Subsidiaries.

      6.25. Change in Corporate Structure; Fiscal Year. The Borrower shall not, nor shall it permit any Subsidiary to, (a) permit any amendment or modification to be made to its certificate or articles of incorporation or by-laws which is materially adverse to the interests of the Lenders (provided that the Borrower shall notify the Agent of any other amendment or modification thereto as soon as practicable thereafter) or (b) change its Fiscal Year to end on any date other than December 31 of each year.

      6.26. Inconsistent Agreements. The Borrower shall not, nor shall it permit any Subsidiary to, enter into any indenture, agreement, instrument or other arrangement which, (a) directly or indirectly prohibits or restrains, or has the effect of prohibiting or restraining, or imposes materially adverse conditions upon, the incurrence of the Obligations, the granting of Liens to secure the Obligations, the amending of the Loan Documents or the ability of any Subsidiary to (i) pay dividends or make other distributions on its capital stock, (ii) make loans or advances to the Borrower or (iii) repay loans or advances from the Borrower or (b) contains any provision which would be violated or breached by the making of Advances or by the performance by the Borrower of any of its obligations under any Loan Document.

      6.27. Financial Covenants. The Borrower shall:

            6.27.1. Minimum Shareholders' Equity. At all times after the date hereof, maintain a minimum Shareholders' Equity at least equal to the sum of (a) 90% of Shareholders' Equity as of the date of this Agreement, plus (b) 50% of the Borrower's positive consolidated Net Income, if any, for each Fiscal Quarter ending after the date hereof and on or prior to the date of determination, plus
(c) 50% of the Net Available Proceeds received by the Borrower or any Subsidiary from the issuance of equity securities after the date of this Agreement, plus
(d) 50% of the aggregate amount of capital contributions made to the Borrower after the date of this Agreement.

            6.27.2. Cash Flow Coverage Ratio. As of the end of each Fiscal Quarter, maintain a Cash Flow Coverage Ratio of not less than 1.5 to 1.0. For the purpose of each calculation of the Cash Flow Coverage Ratio made from the date of this Agreement through September 30, 1998, such calculation shall, to the extent applicable, include the financial results of Old ACI and Old ACF.

            6.27.3. Debt to Capitalization Ratio. At all times maintain a Debt to Capitalization Ratio of not greater than 30%.

            6.27.4. Operating Leverage Ratio. As of the end of any Fiscal Quarter, cause each Insurance Subsidiary to maintain an Operating Leverage Ratio of not more than 3.0 to 1.0.

            6.27.5. ACF Net Worth. At all times after the date hereof, cause ACF to maintain a minimum shareholder's equity, as determined in accordance with Agreement Accounting Principles, at least equal to the sum of (a) $1,000,000, plus (b) 50% of ACF's positive consolidated Net Income, if any, for each Fiscal Quarter ending after the date hereof and on or prior to the date of determination, plus (c) 50% of the aggregate amount of capital contributions made to ACF after the date of this Agreement.

      6.28. Tax Consolidation. The Borrower will not and will not permit any of its Subsidiaries to (a) file or consent to the filing of any consolidated, combined or unitary income tax return with any Person other than the Borrower and its Subsidiaries or (b) amend, terminate or fail to enforce the Tax Sharing Agreement or enter into any other tax sharing agreement or similar arrangement.

      6.29. ERISA Compliance.

            With respect to any Plan, neither the Borrower nor any Subsidiary shall:

            (a) engage in any "prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) for which a civil penalty pursuant to Section 502(i) of ERISA or a tax pursuant to Section 4975 of the Code in excess of $100,000 could be imposed;

            (b) incur any "accumulated funding deficiency" (as such term is defined in Section 302 of ERISA) in excess of $250,000, whether or not waived, or permit any Unfunded Liability to exceed $2,000,000;

            (c) permit the occurrence of any Termination Event which could reasonably be expected to result in a liability to the Borrower or any other member of the Controlled Group in excess of $250,000;

            (d) be an "employer" (as such term is defined in Section 3(5) of ERISA) required to contribute to any Multiemployer Plan or a "substantial employer" (as such term in defined in Section 4001(a)(2) of ERISA) required to contribute to any Multiple Employer Plan; or

            (e) permit the establishment or amendment of any Plan or fail to comply with the applicable provisions of ERISA and the Code with respect to any Plan which could result in liability to the Borrower or any other member of the Controlled Group which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

      6.30. Reinsurance. After the Closing Date the Borrower will not permit any Insurance Subsidiary to (a) enter into bulk reinsurance arrangements, including without limitation any bulk financial reinsurance arrangements, or (b) enter into any other (or renew, extend or materially modify any existing) reinsurance arrangements except (i) with reinsurers rated at least "A-" (at the time such reinsurance arrangements are entered into) by A.M. Best & Co. or its equivalent by another reputable rating agency or reinsurers whose obligations to the Insurance Subsidiaries are secured by letters of credit or other collateral reasonably acceptable to the Agent and (ii) in the ordinary course of business and on substantially the same terms and conditions as in arrangements customarily entered into by such Insurance Subsidiary.


                                   ARTICLE VII

                                    DEFAULTS
                                    --------


      The occurrence of any one or more of the following events shall constitute a Default:

      7.1. Any representation or warranty made or deemed made by or on behalf of the Borrower or any of its Subsidiaries to the Lenders or the Agent under or in connection with this

Agreement, any other Loan Document, any Loan, or any certificate or information delivered in connection with this Agreement or any other Loan Document shall be false in any material respect on the date as of which made.

      7.2. Nonpayment of (a) any principal of any Note when due, or (b) any interest upon any Note or any commitment fee or other fee or obligations under any of the Loan Documents within five days after the same becomes due.

      7.3.  The breach by the Borrower of any of the terms or provisions of
Section 6.2, Section 6.3(a) or Sections 6.10 through 6.30.

      7.4. The breach by the Borrower (other than a breach which constitutes a Default under Section 7.1, 7.2 or 7.3) of any of the terms or provisions of this Agreement which is not remedied within ten (10) days after written notice from the Agent or any Lender.

      7.5. The default by the Borrower or any of its Subsidiaries in the performance of any term, provision or condition contained in any agreement or agreements under which any Indebtedness aggregating in excess of $25,000 was created or is governed, or the occurrence of any other event or existence of any other condition, the effect of any of which is to cause, or to permit the holder or holders of such Indebtedness to cause, such Indebtedness to become due prior to its stated maturity; or any such Indebtedness of the Borrower or any of its Subsidiaries shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled payment) prior to the stated maturity thereof.

      7.6. The Borrower or any of its Subsidiaries shall (a) have an order for relief entered with respect to it under the Federal bankruptcy laws as now or hereafter in effect, (b) make an assignment for the benefit of creditors, (c) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or its Property, (d) institute any proceeding seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (e) take any corporate action to authorize or effect any of the foregoing actions set forth in this
Section 7.6, (f) fail to contest in good faith any appointment or proceeding described in Section 7.7 or (g) become unable to pay, not pay, or admit in writing its inability to pay, its debts generally as they become due.

      7.7. Without the application, approval or consent of the Borrower or any of its Subsidiaries, a receiver, trustee, examiner, liquidator or similar official shall be appointed for the Borrower or any of its Subsidiaries or its Property, or a proceeding described in Section 7.6(d) shall be instituted against the Borrower or any of its Subsidiaries and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of thirty consecutive days.

      7.8. Any court, government or governmental agency shall condemn, seize or otherwise appropriate, or take custody or control of (each a "Condemnation"), all or any portion of the Property of the Borrower and its Subsidiaries which, when taken together with all other Property of the Borrower and its Subsidiaries so condemned, seized, appropriated, or taken custody or control of, during the twelve-month period ending with the month in which any such Condemnation occurs, constitutes a Substantial Portion.

      7.9. The Borrower or any of its Subsidiaries shall fail within thirty days to pay, bond or otherwise discharge any judgment or order for the payment of money in excess of $100,000 (or multiple judgments or orders for the payment of an aggregate amount in excess of $250,000), which is not stayed on appeal or otherwise being appropriately contested in good faith and as to which no enforcement actions have been commenced.

      7.10. Nonpayment by the Borrower of any Rate Hedging Obligation or the breach by the Borrower of any term, provision or condition contained in any agreement, device or arrangement giving rise to any Rate Hedging Obligation.

      7.11. Any material License of any Subsidiary (a) shall be revoked by the Governmental Authority which issued such License, or any action (administrative or judicial) to revoke such License shall have been commenced against such Subsidiary and shall not have been dismissed within 30 days after the commencement thereof, (b) shall be suspended by such Governmental Authority for a period in excess of 30 days or (c) shall not be reissued or renewed by such Governmental Authority upon the expiration thereof following application for such reissuance or renewal of such Subsidiary.

      7.12. Any Subsidiary shall be the subject of a final non-appealable order imposing a fine in an amount in excess of $250,000 in any single instance or other such orders imposing fines in excess of $500,000 in the aggregate after the date of this Agreement by or at the request of any state insurance regulatory agency as a result of the violation by such Subsidiary of such state's applicable insurance laws or the regulations promulgated in connection therewith.

      7.13. Any Insurance Subsidiary shall become subject to (a) any conservation or liquidation order, directive or mandate issued by any Governmental Authority or (b) any other directive or mandate issued by any Governmental Authority which could reasonably be expected to have a Material Adverse Effect, which in either case is not stayed within ten (10) days.

      7.14. The Borrower or any other member of the Controlled Group shall become liable for any amount in respect of any employee pension benefit plan, as defined in Section 3(2) of ERISA, except for the Plan referenced on Schedule 5.10, which could reasonably be expected to have a Material Adverse Effect.

                                  ARTICLE VIII

                 ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES
                 ----------------------------------------------


      8.1. Acceleration. If any Default described in Section 7.6 or 7.7 occurs with respect to the Borrower, the obligations of the Lenders to make Loans hereunder shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of the Agent or any Lender. If any other Default occurs, the Required Lenders (or the Agent with the consent of the Required Lenders) may terminate or suspend the obligations of the Lenders to make Loans hereunder, or declare the Obligations to be due and payable, or both, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives.

      If, within ten Business Days after acceleration of the maturity of the Obligations or termination of the obligations of the Lenders to make Loans hereunder as a result of any Default (other than any Default as described in Section 7.6 or 7.7 with respect to the Borrower) and before any judgment or decree for the payment of the Obligations due shall have been obtained or entered, the Required Lenders (in their sole discretion) shall so direct, the Agent shall, by notice to the Borrower, rescind and annul such acceleration and/or termination.

      8.2. Amendments. Subject to the provisions of this Article VIII, the Required Lenders (or the Agent with the consent in writing of the Required Lenders) and the Borrower may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or the Borrower hereunder or waiving any Default hereunder; provided, however, that no such supplemental agreement shall, without the consent of each Lender:

            (a) Extend the final maturity of any Loan or Note or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest or fees thereon;

            (b) Reduce the percentage specified in the definition of Required Lenders;

            (c) Reduce the amount of or extend the date for the mandatory payments and commitment reductions required under Section 2.1(b) or 2.7, or increase the amount of the Commitment of any Lender hereunder;

            (d)   Extend the Facility Termination Date;

            (e)   Amend this Section 8.2; or

            (f) Permit any assignment by the Borrower of its Obligations or its rights hereunder.

No amendment of any provision of this Agreement relating to the Agent shall be effective without the written consent of the Agent. The Agent may waive payment of the fee required under Section 12.3.2 without obtaining the consent of any other party to this Agreement.

      8.3. Preservation of Rights. No delay or omission of the Lenders or the Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Loan notwithstanding the existence of a Default or the inability of the Borrower to satisfy the conditions precedent to such Loan shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 8.2, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Agent and the Lenders until the Obligations have been paid in full.


                                   ARTICLE IX

                               GENERAL PROVISIONS
                               ------------------


      9.1. Survival of Representations. All representations and warranties of the Borrower contained in this Agreement or of the Borrower or any Subsidiary contained in any Loan Document shall survive delivery of the Notes and the making of the Loans herein contemplated.

      9.2. Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

      9.3. Taxes. Any stamp, documentary or similar taxes, assessments or charges payable or ruled payable by any governmental authority in respect of the Loan Documents shall be paid by the Borrower, together with interest and penalties, if any.

      9.4. Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

      9.5. Entire Agreement. The Loan Documents embody the entire agreement and understanding among the Borrower, the Agent and the Lenders and supersede all prior agreements and understandings among the Borrower, the Agent and the Lenders relating to the subject matter thereof other than the fee letter dated April 18, 1997 in favor of First Chicago.

      9.6. Several Obligations; Benefits of this Agreement. The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns.

      9.7. Expenses; Indemnification. The Borrower shall reimburse the Agent for any costs, internal charges and out-of-pocket expenses (including reasonable attorneys' fees and time charges of attorneys for the Agent, which attorneys may be employees of the Agent) paid or incurred by the Agent in connection with the preparation, negotiation, execution, delivery, review, amendment, modification, and administration of the Loan Documents. The Borrower also agrees to reimburse the Agent and the Lenders for any costs, internal charges and out-of-pocket expenses (including attorneys' fees and time charges of attorneys for the Agent and each Lender, which attorneys may be employees of the Agent or such Lender) paid or incurred by the Agent or any Lender in connection with the collection and enforcement of the Loan Documents. The Borrower further agrees to indemnify the Agent and each Lender, its directors, officers and employees against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses of litigation or preparation therefor whether or not the Agent or any Lender is a party thereto) which any of them may pay or incur arising out of or relating to this Agreement, the other Loan Documents or the Transaction Documents, the transactions contemplated hereby or thereby or the direct or indirect application or proposed application of the proceeds of any Loan hereunder except to the extent that they arise out of the gross negligence or willful misconduct of the party seeking indemnification. The obligations of the Borrower under this Section shall survive the termination of this Agreement.

      9.8. Numbers of Documents. All statements, notices, closing documents, and requests hereunder shall be furnished to the Agent with sufficient counterparts so that the Agent may furnish one to each of the Lenders.

      9.9. Accounting. Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with Agreement Accounting Principles.

      9.10. Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

      9.11. Nonliability of Lenders. The relationship between the Borrower and the Lenders and the Agent shall be solely that of borrower and lender. Neither the Agent nor any Lender shall have any fiduciary responsibilities to the Borrower. Neither the Agent nor any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower's business or operations. The Borrower shall rely entirely upon its own judgment with respect to its business, and any review, inspection or supervision of, or information supplied to the Borrower by the Agent or the Lenders is for the protection of the Agent and the Lenders and neither the Borrower nor any other Person is entitled to rely thereon. The Borrower agrees that neither the Agent nor any Lender shall have liability to the Borrower (whether sounding in tort, contract or otherwise) for losses suffered by the Borrower in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined by a judgment of a court that is binding on the Agent, or such Lender, final and not subject to review on appeal, that such losses were the result of acts or omissions on the part of the Agent or such Lender, as the case may be, constituting gross negligence or willful misconduct of the party from which recovery is sought. Whether or not such damages are related to a claim that is subject to the waiver effected above and whether or not such waiver is effective, neither the Agent nor any Lender shall have any liability with respect to, and the Borrower hereby waives, releases and agrees not to sue for, any special, indirect, or consequential or punitive damages suffered by the Borrower in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby or the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith.

      9.12. CHOICE OF LAW. THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS, WITHOUT REGARD TO CONFLICT OF LAWS PROVISIONS, OF THE STATE OF ILLINOIS, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

      9.13. CONSENT TO JURISDICTION. THE BORROWER HEREBY IRREVOCABLY SUBMITS
TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR ILLINOIS STATE COURT SITTING IN CHICAGO IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND THE BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE AGENT OR ANY LENDER TO BRING PROCEEDINGS AGAINST THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY THE BORROWER AGAINST THE AGENT OR ANY LENDER OR ANY AFFILIATE OF THE AGENT OR ANY LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN CHICAGO, ILLINOIS; PROVIDED, THAT SUCH PROCEEDINGS MAY BE BROUGHT IN OTHER COURTS IF JURISDICTION MAY NOT BE OBTAINED IN A COURT IN CHICAGO, ILLINOIS.

      9.14. WAIVER OF JURY TRIAL. THE BORROWER, THE AGENT AND EACH LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR

CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

      9.15. Disclosure. The Borrower and each Lender hereby (a) acknowledge and agree that First Chicago and/or its Affiliates from time to time may hold other investments in, make other loans to or have other relationships with the Borrower, including, without limitation, in connection with any interest rate hedging instruments or agreements or swap transactions, and (b) waive any liability of First Chicago or such Affiliate to the Borrower or any Lender, respectively, arising out of or resulting from any conflict of interest arising from such investments, loans or relationships.

      9.16. Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. This Agreement shall be effective when it has been executed by the Borrower, the Agent and the Lenders and each party has notified the Agent that it has taken such action.


                                    ARTICLE X

                                    THE AGENT
                                    ---------


      10.1. Appointment. First Chicago is hereby appointed Agent hereunder and under each other Loan Document, and each of the Lenders authorizes the Agent to act as the agent of such Lender. The Agent agrees to act as such upon the express conditions contained in this Article X. The Agent shall not have a fiduciary relationship in respect of the Borrower or any Lender by reason of this Agreement.

      10.2. Powers. The Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Agent shall have no implied duties to the Lenders, or any obligation to the Lenders to take any action thereunder, except any action specifically provided by the Loan Documents to be taken by the Agent.

      10.3. General Immunity. Neither the Agent nor any of its directors, officers, agents or employees shall be liable to the Borrower or any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except for its or their own gross negligence or willful misconduct.

      10.4. No Responsibility for Loans, Recitals, etc. Neither the Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (a) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder, (b) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document, including, without limitation, any agreement by an obligor to furnish information directly to each Lender; (c) the satisfaction of any condition specified in Article IV, except receipt of items required to be delivered to the Agent and not waived at closing, or (d) the validity, effectiveness, sufficiency, enforceability or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith. The Agent shall have no duty to disclose to the Lenders information that is not required to be furnished by the Borrower to the Agent at such time, but is voluntarily furnished by the Borrower to the Agent (either in its capacity as Agent or in its individual capacity).

      10.5. Action on Instructions of Lenders. The Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Required Lenders (or, to the extent required by Section 8.2, all Lenders), and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders and on all holders of Notes. The Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

      10.6. Employment of Agents and Counsel. The Agent may execute any of its duties as Agent hereunder and under any other Loan Document by or through employees, agents and attorneys-in-fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The Agent shall be entitled to advice of counsel concerning all matters pertaining to the agency hereby created and its duties hereunder and under any other Loan Document.

      10.7. Reliance on Documents; Counsel. The Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Agent, which counsel may be employees of the Agent.

      10.8. Agent's Reimbursement and Indemnification. The Lenders agree to reimburse and indemnify the Agent ratably in proportion to their respective Commitments (or, if the Commitments have been terminated, in proportion to their Commitments immediately prior to such termination) (a) for any amounts not reimbursed by the Borrower for which the Agent is entitled to reimbursement by the Borrower under the Loan Documents, (b) for any other expenses incurred by the Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents, and
(c) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby, or the enforcement of any of the terms thereof or of any such other documents; provided, that no Lender shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the Agent. The obligations of the Lenders under this Section 10.8 shall survive payment of the Obligations and termination of this Agreement.

      10.9. Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Unmatured Default hereunder unless the Agent has received written notice from a Lender or the Borrower referring to this Agreement describing such Default or Unmatured Default and stating that such notice is a "notice of default". In the event that the Agent receives such a notice, the Agent shall give prompt notice thereof to the Lenders.

      10.10. Rights as a Lender. In the event the Agent is a Lender, the Agent shall have the same rights and powers hereunder and under any other Loan Document as any Lender and may exercise the same as though it were not the Agent, and the term "Lender" or "Lenders" shall, at any time when the Agent is a Lender, unless the context otherwise indicates, include the Agent in its individual capacity. The Agent may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Borrower or any of its Subsidiaries in which the Borrower or such Subsidiary is not restricted hereby from engaging with any other Person. The Agent, in its individual capacity, is not obligated to remain a Lender.

      10.11. Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender and based on the financial statements prepared by the Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.

      10.12. Successor Agent. The Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower, such resignation to be effective upon the appointment of a successor Agent or, if no successor Agent has been appointed, forty-five days after the retiring Agent gives notice of its intention to resign. Upon any such resignation, the Required Lenders shall have the right to appoint, on behalf of the Lenders, a successor Agent. If no successor Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty days after the resigning Agent's giving notice of its intention to resign, then the resigning Agent may appoint, on behalf of the Borrower and the Lenders, a successor Agent. If the Agent has resigned and no successor Agent has been appointed, the Lenders may perform all the duties of the Agent hereunder and the Borrower shall make all payments in respect of the Obligations to the applicable Lender and for all other purposes shall deal directly with the Lenders. No successor Agent shall be deemed to be appointed hereunder until such successor Agent has accepted the appointment. Any such successor Agent shall be a commercial bank having capital and retained earnings of at least $500,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning Agent. Upon the effectiveness of the resignation of the Agent, the resigning Agent shall be discharged from its further duties and obligations hereunder and under the Loan Documents. After the effectiveness of the resignation of an Agent, the provisions of this Article X shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Agent hereunder and under the other Loan Documents.

                                   ARTICLE XI

                            SETOFF; RATABLE PAYMENTS
                            ------------------------


      11.1. Setoff. In addition to, and without limitation of, any rights of the Lenders under applicable law, if the Borrower becomes insolvent, however evidenced, or any Default or Unmatured Default occurs, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Indebtedness at any time held or owing by any Lender to or for the credit or account of the Borrower may be offset and applied toward the payment of the Obligations owing to such Lender, whether or not the Obligations, or any part hereof, shall then be due.

      11.2. Ratable Payments. If any Lender, whether by setoff or otherwise, has payment made to it upon its Loans (other than payments received pursuant to Section 2.18(a), 3.1, 3.2 or 3.4) in a greater proportion than its pro-rata share of such Loans, such Lender agrees, promptly upon demand, to purchase a portion of the Loans held by the other Lenders so that after such purchase each Lender will hold its ratable proportion of Loans. If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to their Loans. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made. If an amount to be setoff is to be applied to Indebtedness of the Borrower to a Lender, other than Indebtedness evidenced by any of the Notes held by such Lender, such amount shall be applied ratably to such other Indebtedness and to the Indebtedness evidenced by such Notes.


                                   ARTICLE XII

                BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS
                -------------------------------------------------


      12.1. Successors and Assigns. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrower and the Lenders and their respective successors and assigns, except that (a) the Borrower shall not have the right to assign its rights or obligations under the Loan Documents, and (b) any assignment by any Lender must be made in compliance with Section 12.3. Notwithstanding clause (b) of this Section, any Lender may at any time, without the consent of the Borrower or the Agent, assign all or any portion of its rights under this Agreement and its Notes to a Federal Reserve Bank; provided, however, that no such assignment to a Federal Reserve Bank shall release the transferor Lender from its obligations hereunder. The Agent may treat the payee of any Note as the owner thereof for all purposes hereof unless and until such payee complies with Section 12.3 in the case of an assignment thereof or, in the case of any other transfer, a written notice of the transfer is filed with the Agent. Any assignee or transferee of a Note agrees by acceptance thereof to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the holder of any Note, shall be conclusive and binding on any subsequent holder, transferee or assignee of such Note or of any Note or Notes issued in exchange therefor.

      12.2. Participations.

            12.2.1. Permitted Participants; Effect. Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks or other entities ("Participants") participating interests in any Loan owing to such Lender, any Note held by such Lender, any Commitment of such Lender or any other interest of such Lender under the Loan Documents. In the event of any such sale by a Lender of participating interests to a Participant, such Lender's obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the holder of any such Note for all purposes under the Loan Documents, all amounts payable by the Borrower under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Borrower and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under the Loan Documents.

            12.2.2. Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver which effects any of the modifications referenced in clauses (a) through (f) of Section 8.2.

            12.2.3. Benefit of Setoff. The Borrower agrees that each Participant shall be deemed to have the right of setoff provided in Section 11.1 in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents; provided, that each Lender shall retain the right of setoff provided in Section 11.1 with respect to the amount of participating interests sold to each Participant. The Lenders agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 11.1, agrees to share with each Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 11.2 as if each Participant were a Lender.

      12.3. Assignments.

            12.3.1. Permitted Assignments. Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time assign to one or more banks or other entities ("Purchasers") all or any part of its rights and obligations under the Loan Documents; provided, however, that in the case of an assignment to an entity which is not a Lender or an Affiliate of a Lender, such assignment shall be in a minimum amount of $1,000,000. Such assignment shall be substantially in the form of Exhibit C hereto or in such other form as may be agreed to by the parties thereto. The consent of the Agent and, so long as no Default is continuing, the Borrower shall be required prior to an assignment becoming effective with respect to a Purchaser which is not a Lender or an Affiliate thereof. Such consent shall not be unreasonably withheld.

            12.3.2. Effect; Effective Date. Upon (a) delivery to the Agent of a notice of assignment, substantially in the form attached as Exhibit I to Exhibit C hereto (a "Notice of Assignment"), together with any consents required by
Section 12.3.1, and (b) payment of a $3,500 fee to the Agent for processing such assignment, such assignment shall become effective on the effective date specified in such Notice of Assignment. On and after the effective date of such assignment, (a) such Purchaser shall for all purposes be a Lender party to this Agreement and any other Loan Document executed by the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party hereto, and (b) the transferor Lender shall be released with respect to the percentage of the Aggregate Commitment and Loans assigned to such Purchaser without any further consent or action by the Borrower, the Lenders or the Agent. Upon the consummation of any assignment to a Purchaser pursuant to this Section 12.3.2, the transferor Lender, the Agent and the Borrower shall make appropriate arrangements so that replacement Notes are issued to such transferor Lender and new Notes or, as appropriate, replacement Notes, are issued to such Purchaser, in each case in principal amounts reflecting their Commitments, as adjusted pursuant to such assignment.

      12.4. Dissemination of Information. The Borrower authorizes each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a "Transferee") and any prospective Transferee any and all information in such Lender's possession concerning the creditworthiness of the Borrower and its Subsidiaries, subject, to the extent applicable, to Section 12.5.

      12.5. Confidentiality. Each Lender shall hold all information relating to the Borrower or any of its Subsidiaries obtained by such Lender pursuant to this agreement (including, without limitation, pursuant to Section 6.9) in confidence in accordance with such Lender's customary procedures for handling information of this nature, except to the extent such information (a) was or becomes generally available to the public other than as a result of disclosure by the Lender or (b) was or becomes available on a non-confidential basis from a source other than the Borrower or any Subsidiary, provided that such source is not bound by a confidentiality agreement with the Borrower or such Subsidiary known to such Lender. Notwithstanding the foregoing, any Lender may make such disclosure (i) as is reasonably required by any actual or prospective Transferee in connection with the transfer of, or participation in, any Loans hereunder, provided that such actual or prospective Transferee executes an agreement for the benefit of the Borrower with such Lender containing provisions substantially identical to those contained in this Section 12.5, (ii) at the request or pursuant to any requirement of any Governmental Authority to which the Lender is subject or in connection with an examination of such Lender by any such authority, (iii) pursuant to subpoena or other court process, provided that if not prohibited by law, such Lender will use its best efforts to provide notice to the Borrower of the receipt of such subpoena prior to delivering confidential material in response thereto, (iv) when required to do so in accordance with the provisions of any applicable requirement of law, (v) to the extent reasonably required in connection with any litigation or proceeding with respect to the transactions contemplated hereby to which the Agent or any Lender or their respective Affiliates may be party, (vi) to the extent reasonably required in connection with the exercise of any remedy hereunder or under any other Loan Document, (vii) to such Lender's independent auditors and other professional advisors with a need to know and who agree to keep such information confidential to the extent required of such Lender hereunder, (viii) as to any Lender or its Affiliate, as expressly permitted under the terms of any other document or agreement regarding confidentiality to which the Borrower or any Subsidiary is party or is deemed party with such Lender or such Affiliate and (ix) to its Affiliates, provided that any such Affiliate agrees in writing to keep such information confidential to the same extent required of such Lender hereunder.

      12.6. Tax Treatment. If any interest in any Loan Document is transferred to any Transferee which is organized under the laws of any jurisdiction other than the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 2.18.


                                  ARTICLE XIII

                                     NOTICES
                                     -------


      13.1. Giving Notice. Except as otherwise permitted by Section 2.13 with respect to telephonic notices, all notices and other communications provided to any party hereto under this Agreement or any other Loan Document shall be in writing, by facsimile, first class U.S. mail or overnight courier and addressed or delivered to such party at its address set forth below its signature hereto or at such other address as may be designated by such party in a notice to the other parties. Any notice, if mailed and properly addressed with first class postage prepaid, return receipt requested, shall be deemed given three (3) Business Days after deposit in the U.S. mail; any notice, if transmitted by facsimile or overnight courier shall be deemed given when received by the addressee.

      13.2. Change of Address. The Borrower, the Agent and any Lender may each change the address for service of notice upon it by a notice in writing to the other parties hereto.

      IN WITNESS WHEREOF, the Borrower, the Lenders and the Agent have executed this Agreement as of the date first above written.

                                  AMERICAN COUNTRY HOLDINGS INC.


                                  By: /s/ Martin L. Solomon
                                     ------------------------------------------

                                  Print Name: Martin L. Solomon
                                             ----------------------------------

                                  Title: President
                                        ---------------------------------------

                                        Address:   Martin L. Solomon
                                                   Grand Bay Plaza
                                                   2665 South Bayshore Drive
                                                   Suite 906
                                                   Coconut Grove, Florida 33133

                                        Telecopy:  (305) 856-3472
                                        Telephone: (305) 856-3103

                                  with a copy to:

                                                   Epstein, Becker & Green, P.C.
                                                   250 Park Avenue
                                                   New York, New York 10177
                                                   Attn: Sidney Todres, Esq.

                                        Telecopy:  (212) 661-0989
                                        Telephone: (212) 351-4500

Commitments
-----------

                                      THE FIRST NATIONAL BANK OF CHICAGO,
Commitment           $7,000,000       Individually and as Agent

                                      By: /s/ Cynthia W. Priest
                                         --------------------------------------

                                      Print Name: Cynthia W. Priest
                                                 ------------------------------

                                      Title:  Vice President
                                            -----------------------------------

                                            Address:   One First National Plaza
                                                       Chicago, Illinois  60670
                                                       Attn: Cynthia W. Priest

                                            Telecopy:  (312) 732-4033
                                            Telephone: (312) 732-9565



Aggregate Initial
Commitment           $7,000,000
                     ==========